Exhibit 10(47)


                            ASSET PURCHASE AGREEMENT

                                  by and among

                         PAR BROADCASTING COMPANY, INC.,

                                   as Seller,



                                       and

                     Professional Broadcasting, Incorporated

                                    as Buyer



                                  April 5, 1996



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                                TABLE OF CONTENTS
                                -----------------

                                                                  Page
                                                                  ----

PURCHASE AND SALE OF PROPERTIES AND ASSETS                          2

1.1       Station Assets  . . . . . . . . . . . . . . . . . . . . . 2
          (a)    Real Property  . . . . . . . . . . . . . . . . . . 2
          (b)    Licenses and Authorizations  . . . . . . . . . . . 2
          (c)    Tangible Personal Property . . . . . . . . . . . . 2
          (d)    Other Contracts  . . . . . . . . . . . . . . . . . 3
          (e)    Intangible Rights  . . . . . . . . . . . . . . . . 3
          (f)    Programming and Copyrights . . . . . . . . . . . . 3
          (g)    FCC Records  . . . . . . . . . . . . . . . . . . . 4
          (h)    Files and Records  . . . . . . . . . . . . . . . . 4
          (i)    Claims . . . . . . . . . . . . . . . . . . . . . . 4
          (j)    Prepaid Items  . . . . . . . . . . . . . . . . . . 4
          (k)    Goodwill . . . . . . . . . . . . . . . . . . . . . 4
1.2       Excluded Assets           . . . . . . . . . . . . . . . . 4
          (a)    Cash and Investments . . . . . . . . . . . . . . . 4
          (b)    Securities         . . . . . . . . . . . . . . . . 4
          (c)    Personal Property Consumed . . . . . . . . . . . . 4
          (d)    Accounts Receivable  . . . . . . . . . . . . . . . 5
          (e)    Insurance          . . . . . . . . . . . . . . . . 5
          (f)    Certain assets     . . . . . . . . . . . . . . . . .
          (g)    Certain Leases     . . . . . . . . . . . . . . . . 5
          (h)    Duplicate Records  . . . . . . . . . . . . . . . . 5
          (i)    Corporate Records  . . . . . . . . . . . . . . . . 5
1.3       Liabilities and Obligations . . . . . . . . . . . . . . . 5
1.4       Purchase Price, Deposit, Escrow . . . . . . . . . . . . . 6
          (a)    Purchase Price     . . . . . . . . . . . . . . . . 6
          (b)    Deposit            . . . . . . . . . . . . . . . . 6
1.5       Prorations and Receivables  . . . . . . . . . . . . . . . 7
1.6       Closing                   . . . . . . . . . . . . . . . . 7

II        REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . . . . 8
2.1       Status                    . . . . . . . . . . . . . . . . 8
2.2       Corporate Action          . . . . . . . . . . . . . . . . 8
2.3       No Defaults               . . . . . . . . . . . . . . . . 8
2.4       Contracts, Leases, Agreements and Other Commitments . . . 9
2.5       Breach                    . . . . . . . . . . . . . . . . 9
2.6       Financial Statements      . . . . . . . . . . . . . . . . 9
2.7       Liabilities               . . . . . . . . . . . . . . . . 10
2.8       Taxes                     . . . . . . . . . . . . . . . . 10
2.9       Licenses                  . . . . . . . . . . . . . . . . 10
2.10      Additional FCC Matters    . . . . . . . . . . . . . . . . 11
2.11      Approvals and Consents    . . . . . . . . . . . . . . . . 11
2.12      Condition of Assets       . . . . . . . . . . . . . . . . 12
2.13      Real Property             . . . . . . . . . . . . . . . . 12



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2.14      Environmental Matters     . . . . . . . . . . . . . . . . 13
2.15      Compliance with Law and Regulations . . . . . . . . . . . 15
2.16      Insurance                 . . . . . . . . . . . . . . . . 15
2.17      Labor, Employment Contracts and Benefit Programs  . . . . 13
2.18      Litigation                . . . . . . . . . . . . . . . . 17
2.19      Intangible Property       . . . . . . . . . . . . . . . . 17
2.20      Bulk Sales                . . . . . . . . . . . . . . . . 18
2.21      Brokers                   . . . . . . . . . . . . . . . . 18
2.22      Conflicting Interests     . . . . . . . . . . . . . . . . 18
2.23      Changes                   . . . . . . . . . . . . . . . . 18
2.24      FAA Compliance            . . . . . . . . . . . . . . . . 19
2.23      Disclosure                . . . . . . . . . . . . . . . . 19
2.26      Best of Knowledge         . . . . . . . . . . . . . . . . 19

III       REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . 19
3.1       Status                    . . . . . . . . . . . . . . . . 19
3.2       No Defaults               . . . . . . . . . . . . . . . . 20
3.3       Corporate Action          . . . . . . . . . . . . . . . . 20
3.4       Brokers                   . . . . . . . . . . . . . . . . 20
3.5       Qualification as a Broadcast Licensee . . . . . . . . . . 20
3.6       Litigation                . . . . . . . . . . . . . . . . 20
3.7       Approvals and Consents    . . . . . . . . . . . . . . . . 20

IV        COVENANTS OF SELLER PENDING @ CLOSING . . . . . . . . . . 21
4.1       Operation of the Business . . . . . . . . . . . . . . . . 21
4.2       Access to Facilities Files and Records  . . . . . . . . . 22
4.3       Financial Information; Representations and Warranties . . 23
4.4       Application for FCC Consent . . . . . . . . . . . . . . . 23
4.5       Consents                  . . . . . . . . . . . . . . . . 23
4.6       Notice of Proceedings     . . . . . . . . . . . . . . . . 24
4.7       Consummation of Agreement . . . . . . . . . . . . . . . . 24
4.8       Title Report              . . . . . . . . . . . . . . . . 24
4.9       Leases for Personal Property  . . . . . . . . . . . . . . 24
4.10      Hart-Scott-Rodino Filing  . . . . . . . . . . . . . . . . 24
4.11      No Negotiations With Nonparties   . . . . . . . . . . . . 24

V         CONVENTION OF BUYER PENDING THIS CLOSING  . . . . . . . . 25
5.1       Representations and Warranties  . . . . . . . . . . . . . 25
5.2       Application for FCC Consent . . . . . . . . . . . . . . . 25
5.3       Consummation of Agreement . . . . . . . . . . . . . . . . 25
5.4       Notice of Proceedings     . . . . . . . . . . . . . . . . 25
5.5       Actions Inconsistent with Consummation  . . . . . . . . . 26
5.6       Hart-Scott-Rodino Filing  . . . . . . . . . . . . . . . . 26

VI        CONDITIONS TO THE OBLIGATIONS OF SELLER . . . . . . . . . 26
6.1       Representations, Warranties and Covenants . . . . . . . . 26



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6.2       Proceedings               . . . . . . . . . . . . . . . . 27
6.3       FCC Authorization         . . . . . . . . . . . . . . . . 27
6-4       Hart-Scott-Rodino Filing  . . . . . . . . . . . . . . . . 27
6.5       Deliveries                . . . . . . . . . . . . . . . . 27

VII       CONDITIONS TO THE OBLlGATION'S OF BUYER . . . . . . . . . 27
7.1       Representations, Warranties and Covenants . . . . . . . . 27
7.2       Proceedings               . . . . . . . . . . . . . . . . 27
7.3       FCC Authorization         . . . . . . . . . . . . . . . . 28
7.4       Liens Released            . . . . . . . . . . . . . . . . 28
7.5       Hart-Scott-Rodino Act     . . . . . . . . . . . . . . . . 28
7.6       Title Policy              . . . . . . . . . . . . . . . . 28
7.7       Deliveries                . . . . . . . . . . . . . . . . 28
7.8       Consents                  . . . . . . . . . . . . . . . . 28
7.9       Revised Schedules         . . . . . . . . . . . . . . . . 28
7.10      Indemnity Escrow Account  . . .  29

VIII      ITEMS TO BE DELIVERED AT THE CLOSING  . . . . . . . . . . 29
8.1       Deliveries by Seller      . . . . . . . . . . . . . . . . 29
8.2       Deliveries by Buyer       . . . . . . . . . . . . . . . . 30

IX        SURVIVAL; INDEMNIFICATION . . . . . . . . . . . . . . . . 30
9.1       Survival; Indemnity Escrow I .  . . . . . . . . . . . . . 30
9.2       Basic Provision           . . . . . . . . . . . . . . . . 31
9.3       Definition of "Deficiencies       . . . . . . . . . . . . 31
9.4       Procedures for Establishment of Deficiencies  . . . . . . 32
9.5       Payment of Deficiencies   . . . . . . . . . . . . . . . . 33
9.6       Legal Expenses            . . . . . . . . . . . . . . . . 34
9.7       Compass Claims            . . . . . . . . . . . . . . . . 34

X         MISCELLANEOUS             . . . . . . . . . . . . . . . . 34
10.1      Termination of Agreement  . . . . . . . . . . . . . . . . 34
10.2      Deposit and Liabilities on Termination or Breach  . . . . 35
10.3      Expenses                  . . . . . . . . . . . . . . . . 36
10.4      Bulk Sales Laws           . . . . . . . . . . . . . . . . 36
10.5      Preservation of Records   . . . . . . . . . . . . . . . . 36
10.6      Non-Assignable Contracts  . . . . . . . . . . . . . . . . 36
10.7      Further Assurances        . . . . . . . . . . . . . . . . 37
10.8      Public Announcements      . . . . . . . . . . . . . . . . 37
10.9      Broadcast Transmission Interruptions  . . . . . . . . . . 37
10.10     Risk of Loss              . . . . . . . . . . . . . . . . 38
10-11     [Intentionally Omitted]   . . . . . . . . . . . . . . . . 38
10-12     Arbitration               . . . . . . . . . . . . . . . . 38
10-13     Attorneys' Fees           . . . . . . . . . . . . . . . . 40
10-14     Updated Schedules         . . . . . . . . . . . . . . . . 40
10-15     Business Records          . . . . . . . . . . . . . . . . 40

10-16     LMA-Agreement             . . . . . . . . . . . . . . . . 40

XI        GENERAL PROVISIONS        . . . . . . . . . . . . . . . . 41
11.1      Successors and Assign     . . . . . . . . . . . . . . . . 41
11.2      Amendments; Waivers       . . . . . . . . . . . . . . . . 41
11.3      Notices                   . . . . . . . . . . . . . . . . 41
11.4      Captions                  . . . . . . . . . . . . . . . . 43
11.5      Governing Law             . . . . . . . . . . . . . . . . 43
11.6      Entire Agreement          . . . . . . . . . . . . . . . . 43
11.7      Parties Benefitted        . . . . . . . . . . . . . . . . 43
11.8      Execution; Counterparts   . . . . . . . . . . . . . . . . 43



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                                    LIST OF EXHIBITS

          A.   (intentionally omitted]

          B.   Escrow Agreement

          C-1. Opinion of Seller's Counsel - Corporate Matters

          C-2. Opinion of Sellers's Counsel - FCC Matters

          D.   Opinion of Buyer's Counsel

          E.   Indemnity Escrow Account Agreement

                                   LIST OF SCHEDULES

1.1(a)    Real Property

1.1(b)    FCC Authorizations

1.1(C)    Tangible Personal Property

1.1(d)    Contracts (See also section 2.4)

2.7       List of Exceptions to GAAP Financial Statements

2.9       FCC Proceedings

2.10      Additional FCC Matters

2.12      Schedule of Personal Property Exceptions and Conditions

2.13      Real Estate Exceptions and Title Insurance Policies

2.14(a)   Environmental Exceptions

2.14(b)   Environmental Exception (Asbestos)

2.14(c)   Environmental Exception (Underground Improvements, Storage Tanks,
          Etc.)

2.16      Insurance Policies

2.17 List of Employee Benefits and Terms of Employment, and EEO and Other Polices; Employee Agreements Assumed by Buyer

2.18      Litigation

2.19      Intangible Rights

4.1       Operation of the Business

The Schedules have been delivered to Buyer, rather than being attached to this Agreement.



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                SET NEW DEFINED TERMS

                            ASSET PURCHASE AGREEMENT
                            ------------------------


          This ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of April 3, 1996 by and between:

          (a) Par Broadcasting Company, Inc., a California corporation ("Seller"), and

          (b) Professional Broadcasting, Incorporated, a Virginia corporation ("Buyer").

                                        RECITALS

          A. Prior to April 1, 1996, Compass Radio of St. Louis, Inc., a Delaware corporation ("Compass St. Louis") was the licensee of radio broadcast stations KFNS-AM and KEZK-FM (collectively, the "Station"), pursuant to certain licenses, authorizations and approvals (the "FCC Authorizations") issued by the Federal Communications Commission (the "FCC"). Prior to April 1, 1996, Compass St. Louis owned and/or leased certain assets used or held for use in connection with the operation of the Station.

          B. Pursuant to that certain Asset Purchase Agreement between Seller (as the buyer) and Compass St. Louis (as the seller) dated October 13, 1995 (the "Compass Agreement"), Seller acquired on April 1, 1996, from Compass St. Louis the Station Assets constituting the Station.

          C. Seller desires to sell and assign to Buyer and Buyer desires to purchase and acquire from Seller the Station Assets constituting the Station, including an assignment of the FCC Authorizations, all in accordance with the terms of this Agreement.

          D. Buyer is a Virginia corporation and a wholly-owned subsidiary of EZ Communications, Inc., a Virginia corporation ("EZ') and EZ is fully guaranteeing all obligations of Buyer hereunder under a separate guaranty to be executed by EZ at the time of the execution of this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

                   PURCHASE AND SALE OF PROPERTIES AND ASSETS
                   ------------------------------------------

          1.1       Station Assets.  Subject to and in reliance upon the
                    --------------
representations, warranties and agreements herein set forth, and subject to the terms and conditions herein contained, Seller agrees to grant, convey, sell, assign, transfer and deliver to Buyer on the Closing Date (as hereinafter defined), and Buyer agrees on the Closing Date to purchase, accept and assume, all properties, assets, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description, wherever located, including its business and goodwill (except for Excluded Assets as defined in Section 1.2) that are owned by Seller and used or held for use in connection with the business and operations of the Station (collectively, the "Station Assets"). Without limiting the foregoing, the Station Assets shall include the following, except to the extent that any of the following are included within the Excluded Asssets:

          (a)    Real Property.  All land, leaseholds, licenses, rights-of-way
                 -------------
and other interests of every kind and description in and to all of the real property and buildings thereon, owned, leased or held by Compass St. Louis as of the date hereof, acquired by Seller pursuant to the Compass Agreement, and used or held for use in connection with the business and operations of the Station, including without limitation those listed and described on Schedule 1.1(a), and any additions, improvements and alterations thereto made between the date of this Agreement and the Closing Date (collectively, the "Real Property"). Buyer hereby agrees to assume the leases listed on Schedule 1.1(a) and to perform Seller's obligations thereunder from and after the effective date of the LMA, excepting only as to those agreements specified in the LMA which are not to be assigned and assumed until the Closing Date.

          (b)    Licenses and Authorizations, All of the FCC Authorizations
                 ---------------------------
issued to Compass St. Louis and assigned to Seller with respect to the Station, including without limitation all rights in and to the call letters "KFNS" and "KEZK" and any variations thereof, and all of those FCC Authorizations listed and described on Schedule 1.1(b), and all applications therefor, together with any renewals, extensions or modifications thereof and additions thereto. All of Seller's interests in the FCC Authorizations will be assigned, but not sold, to Buyer as hereinafter provided.

          (c)    Tangible Personal Property.  All equipment, electrical devices,
                 --------------------------
antennas, cables, vehicles, furniture, fixtures, towers, office materials and supplies, hardware, tools, spare parts, and other tangible personal property of every kind and description owned by Compass St. Louis as of the date of this Agreement, acquired by Seller pursuant to the Compass Agreement, and used or held for use in connection with the business and operations of the Station, including without limitation those listed and described on Schedule 1.1(c), and any additions, improvements, replacements and alterations thereto made between the date of this Agreement and the Closing Date (collectively, the "Tangible Personal Property"), but excluding any Consumed Property (as defined in Section 1.2(c)). Buyer hereby agrees to assume the leases listed on Schedule 1.1(c) and to perform Seller's obligations thereunder from and after the effective date of the LMA, excepting only as to those agreements specified in the LMA which are not to be assigned and assumed until the Closing Date.

          (d)    Other Contracts.  All rights under those certain Contracts
                 ---------------
listed on Schedule 1.1(d), together with any additional Contracts entered into by Seller in accordance with Article IV hereof between the date of this Agreement and the Closing Date. Seller has listed and described on Schedule I.I(d), all material Contracts existing as of the date hereof, and Seller shall add to said Schedule 1.1(d) such additional Contracts that are entered into in accordance with Article IV hereof between the date of this Agreement and the Closing Date. As used in this Agreement, the term "Contract" shall mean any unexpired agreement, arrangement, commitment or understanding with respect to the Station, written or oral, express or implied, to which the Station or Compass St. Louis or Seller is a party or is bound, including Trade Agreements (as defined in Section 2.4(b); provided, that the term "Contract" does not include any Claim or any Receivables (as such terms are defined in Sections I.I(i) and 1.2(d)) or, any contract of insurance. Seller shall not be required to list on Schedule 1.1(d), and Buyer shall assume, individual advertising agreements entered into in the ordinary course of business at customary and standard rates, that are terminable upon thirty (30) days notice or less (including customary discount practices). If requested by Seller, Buyer further agrees to assume at Closing the three subcarrier lease agreements with Interactive Network, Inc., true and complete copies of which have been furnished to Buyer (the "Subcarrier Agreements"). Buyer hereby agrees to assume the Contracts listed on Schedule 1.1(d) and to perform Seller's obligations thereunder from and after the effective date of the LMA, excepting only as to those agreements specified in the LMA which are not to be assigned and assumed until the Closing Date.

          (e)    Intangible Rights".  All trademarks, trade names, service
                 ------------------
marks, franchises, patents, jingles, slogans, logotypes and other intangible rights, owned and used or held for use by Seller as of the date of this Agreement in connection with the b ' and operations of the Station, including without limitation all right, title and interest in and to the marks "KFNS" and "KEZK," including without station those listed and described on Schedule 2.19, and those acquired by Seller in connection with the business and operations of the Station between the date hereof and the Closing Date (collectively, the "Intangible Property").

          (f)    Programming and Copyrights.  All programs and programming
                 ---------------------------
materials and elements of whatever form or nature owned by Seller as of the date of this Agreement and used or held for use in connection with the business and operations of the Station, whether recorded on tape or any other substance or intended for live performance, and whether completed or in production, and all related common-law and statutory copyrights owned by or licensed or sublicensed to Seller and used in connection with the business and operations of the Station, together with all such programs, materials, elements and copyrights acquired by Seller in connection with the business and operations of the Station between the date hereof and the Closing Date.

          (g)    FCC Records.  All FCC logs and other records that relate to the
                 -----------
operation of the Station.

          (h)    Files and Records.  All files and other records of Compass St.
                 ---------
Louis or Seller relating to the business and operations of the Station (other than duplicate copies of such files, hereinafter "Duplicate Records" which Compass St. Louis or Seller may elect to retain), including without limitation all available schematics, blueprints, engineering data, customer lists, reports, specifications, projections, statistics, promotional graphics, original art work, mats, plates, negatives and other advertising, marketing or related materials, and all other technical and financial information concerning the Station and the Station Assets.

          (i)    Claims.  Any and all claims and rights against third parties if
                 ------
and to the extent that they relate to the Station Assets, including, without limitation, all rights under manufacturers' and vendors' warranties, (collectively, the "Claims") but excluding any claims against Interactive Network, Inc. under the Subcarrier Agreements existing as of the Closing Date.

          (j)  Prepaid Items.  All deposits, reserves and prepaid expenses
               -------------
relating to the Station and prepaid ad valorem taxes relating to the Station or
                                    ----------
the Station Assets (which shall be prorated as provided in Section 1.5).

          (k) Goodwill.  All of the goodwill in, and going concern value of, the
              --------
Station.

          1.2  Excluded Assets.  There shall be excluded from the Station Assets
               ---------------
and retained by Seller, to the extent in existence on the Closing Date, the following assets (collectively, the "Excluded Assets"):

               (a)    Cash and Investments, All cash on hand or in bank
                      --------------------
accounts, and any other equivalents, including without limitation certificates of cash deposit, commercial paper, treasury bills, asset or money market accounts and all such similar accounts or investments, or notes or other entitlements evidencing loans receivable.

               (b)    Securities.  Any securities owned or held by Seller.
                      ----------

               (c)    Personal Property  Consumed,  All tangible personal
                      ---------------------------
property consumed in the ordinary course of the business of the Station between the date hereof and the Closing Date (Collectively, "Consumed Property").


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              (d)     Accounts Receivable.  All accounts receivable, and any
                      -------------------
notes or written obligations reflecting accounts receivable, of Compass St. Louis or Seller relating to the Station as of the Closing Date or the LMA Date, as that term is defined in Section 1.5 hereof, whichever is earlier (collectively, the "Receivables").

              (e)     Insurance.  All contracts of insurance.
                      ---------

              (f)     Certain Assets.  Pension, profit sharing and savings plans
                      --------------
and trusts and any assets thereof.

              (g)     Certain Leases.  All leases of Tangible Personal Property
                      --------------
or Intangible Property except as reflected in Schedules 1.1(c) or 2.19.

              (h)     Dulplicate-Records.  All Duplicate Records.
                      ------------------

              (i)     Corporate-Records.  The minute books, stock
                      ------------------
books, shareholder lists and similar corporate records of Compass St. Louis or Seller.

1.3           Liabilities and Obligation.
              --------------------------

              (a) The Station Assets shall be sold and conveyed to Buyer free and clear of all mortgages, liens, deeds of trust, security interests, pledges, restrictions, prior assignments, charges, claims, defects in title and encumbrances of any kind or type whatsoever (collectively, the "Security Interests") except (i) as disclosed on Schedule 2.12; (ii) for liens for taxes not yet due and payable; and (iii) for the obligations of Seller, if any, that Buyer expressly assumes or takes subject to pursuant to this Agreement at the Closing. The Security Interests referred to in the foregoing clauses (i)-(iii) are collectively referred to herein as "Permitted Encumbrances."

              (b)     Buyer shall not assume or be liable for, and does not, and
                            ---------
does not undertake to attempt to, assume or discharge any liability or obligation of Seller or Compass St Louis, including but not limited to:

               (i)    any liability or obligation of Seller or Compass
St. Louis arising out of or relating to any Contract that is not being assumed by Buyer in accordance with Section 1.1(d);

              (ii) any liability or obligation of Seller or Compass St. Louis arising out of or relating to any pension, retirement or profit-sharing plan or trust;

              (iii) any liability or obligation of Seller or Compass St. Louis arising out of or relating to any lease of Tangible Personal Property or Intangible Property, except in connection with leases reflected in Schedules 1.1(c) or 2.19;

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
              (iv) any liability or obligation of Seller or Compass St. Louis arising out of or relating to any litigation, proceeding or claim by any person or entity relating to the business or operations of or otherwise relating to the Station or the Station Assets before the Closing Date, whether or not such litigation, proceeding or claim is pending, threatened or asserted before, on or after the Closing Date;

              (v) any and all other liabilities, obligations, debts or commitments of Seller or Compass St Louis whatever, whether accrued now or hereafter, whether fixed or contingent, whether known or unknown arising prior to the Closing Date, or any claims asserted against the Station or any of the Station Assets or other items transferred to Buyer by Seller relating to any event (whether act or omission) prior to the Closing Date, including without limitation the payment of all taxes; and

              (vi) any liability or obligation of Seller or Compass St. Louis arising out of or relating to any employment relationship or agreement, written or oral, unless expressly assumed in writing by Buyer.

          (c) Seller retains and shall hereafter pay, satisfy, discharge, perform and fulfill all such obligations and liabilities not expressly assumed by Buyer hereunder as they become due, without any charge or cost to Buyer, and Seller agrees to indemnify and hold Buyer and its successors and assigns harmless from and against any and all such liabilities in accordance with the terms of Article IX below.

          (d) Each of the parties hereto shall use their good faith efforts to provide for the benefit of any terminated employees the appropriate notice and access to health insurance required under the Consolidate Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA"); provided that notwithstanding the foregoing, Buyer shall not be obligated to expend any funds in compliance with this subparagraph (d).

1.4       Purchase Price, Deposit Escrow.
          ------------------------------

          (a)  Purchase Price.  The purchase price to be paid for the Station
               --------------
assets shall be Forty-eight Million Dollars ($48,000,000) (the "Purchase Price"). Provided the conditions to Buyer's obligation to purchase set forth in Article VII are satisfied or waived by Buyer at the Closing (as defined below), Buyer shall pay to the order of Seller by bank wire transfer in immediately available funds an amount equal to the Purchase Price.

          (b)  Deposit Buyer has deposited into an escrow (the "Escrow") with
               -------------
First American Title Insurance Co. San Diego office (the "Escrow Holder"), a cash deposit of $2,730,000 (the "Cash Deposit"). At Buyer's option, Buyer may substitute for the Cash Deposit two irrevocable bank letters of credit in the form. approved by Seller, which approval will not be withheld unreasonably (the "Letters of Credit"), one in the amount of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) and one in the amount of Five Hundred Thousand Dollars ($500,000) (collectively, the "LC Deposit"). Both Letters of Credit shall be callable by Seller in accordance with their terms in the event of a material default by Buyer under Buyer's obligations pursuant to this Agreement, as specified in Section 10.2 hereof. In addition, as provided in Section 10.2 hereof, if this Agreement is terminated on or prior to the Final Closing Date only because of an FCC Denial (as defined below), Seller shall be entitled to $500,000 of the Cash Deposit, or to draw on the $500,000 Letter of Credit. The Escrow Holder shall hold the Cash Deposit or the Letters of Credit in accordance with the terms and conditions of that certain Escrow Agreement attached hereto as Exhibit B.

1.5       Prorations and Receivables.
          --------------------------

          (a) The operation of the Station and the income and normal operating expenses attributable thereto through the Closing Date or the effective date of the local marketing agreement to be entered into by the parties pursuant to
Section 10.16 hereof (the "LMA Date"), whichever is earlier (the "Proration Date") shall be for the account of Seller and thereafter for the account of Buyer, and, if any income or expense is properly allocable or credited, then it shall be allocated, charged or prorated accordingly. Expenses for goods or services received both before and after the Proration Date, frequency discounts, and similar agreements for the sale of time expressly assumed by Buyer hereunder, prepaid cash time sales agreements, commissions, wages, payroll taxes, and rents and similar prepaid and deferred items shall, be prorated between Seller and Buyer, as of the Proration Date. Trades shall not be prorated. All special assessments and similar charges or liens imposed against the Real Property and Tangible Personal Property in respect of any period of time through the Proration Date, whether payable in installments or otherwise, shall be the responsibility of Seller, and amounts payable with respect to such special assessments, charges or liens in respect of any period of time after the Proration Date shall be the responsibility of Buyer, and such charges shall be adjusted as required hereunder. To the extent of any inconsistency between the provisions of this Section 1.5(a) and the LMA, the provisions in the LMA shall control.

          (b) The Receivables are not being purchased by Buyer and are being retained by Seller. Buyer agrees to act as Seller's agent and to use Buyer's best efforts to collect the Receivables Seller's account and on its behalf for a period of one hundred twenty (120) days following the Proration Date. Buyer's collection efforts shall not extend to the institution of litigation, employment of counsel or a collection agency or any other extraordinary means of collection At the end of the 120-day collection period, any remaining Receivables shall be returned to Seller for collection.

          1.6   Closing.  The date of the consummation of the transactions
                -------
contemplated herein (herein referred to as the "Closing Date") and the place and time thereof (the "Closing") shall be as-mutually agreed to by the parties hereto after all of the conditions precedent to the Closing have been satisfied or waived, provided, however, that the Closing shall take place at 10:00 A.M. on a business day designated by Buyer by not less than five (5) business days prior written notice to Seller, which date shall be not more than ten (10) business days following the FCC's order approving the transaction herein contemplated becoming a Final Order. Unless otherwise agreed, the Closing shall take place at 10:00 A.M. at the offices of Gray Cary Ware & Freidenrich, 4365 Executive Drive, Suite 1600, San Diego, California. For purposes of this Agreement, the "Final Order" shall mean that the action consenting to or approving this transaction shall have been taken by the FCC (including action duly taken by the FCC's staff, pursuant to delegated authority) which shall not have been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely request for stay, petition for rehearing, appeal or certiorari or sua sponte action of the FCC
                                                ----------
with comparable effect shall be pending; and as to which the time for filing any such request, petition, appeal, certiorari or for the taking of any such sua
                                                                         ---
sponte action by the FCC shall have expired or otherwise terminated.  Pursuant
- - ------
to Section 10.1(a) hereof, if the Closing has not occurred by March 31, 1997 (the "Final Closing Date"), then this Agreement may be terminated by either party.

                                    ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

          Seller represents and warrants to Buyer with respect to Seller, and the Station (as applicable) as of the date hereof and at all times between the date hereof and the Closing Date, as follows:

          2.1       Status.  Seller is a corporation duly organized, validly
                    ------
existing and in good standing under the laws of the State of California. Seller is duly licensed or qualified to do business and is in good standing and authorized to do business in each jurisdiction where the ownership or use of the Station Assets and the conduct of the business requires such licensing or qualification. Seller has the requisite corporate power and authority to carry on the business of the Station as it is being conducted as of the date hereof and as of the Closing Date and to own and operate the Station, and to enter into and complete the transactions contemplated by this Agreement

          2.2       Coporate Action.  All actions and proceedings necessary to
                    ---------------
be taken by or on the part of Seller, in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement has been duly and validly authorized, executed, and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with and subject to its terms.

          2.3       No Defaults.  Neither the execution, delivery and
                    -----------
performance by Seller of this Agreement nor the consummation by Seller of the transactions
                                  8
contemplated hereby is an event that, of itself or with the giving of notice or the passage of time or both, will: (i) conflict with the provisions of Seller's certificate of incorporation, as amended; (ii) assuming that the consents: (x) referred to in Section 2.11, (y) required in connection with FCC Authorizations and Contracts listed and described on Schedule 1.1(b) and Schedule 1.1(d), respectively or (z) otherwise contemplated by this Agreement, are obtained, constitute a violation of, conflict with or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation of the Seller or the Station under, any contract, mortgage, indenture, agreement, lease or other instrument to which Seller is a party or by which it is bound, or by which the Seller or the Station or any of the Station Assets may be affected, or result in the creation of any Security Interest upon any of the Station Assets; (iii) violate any judgment, decree, order, statute, law, rule or regulation applicable to Seller, the Station or any of the Station Assets; or (iv) result in the creation or imposition of any lien, charge or encumbrance against the Station or the Station Assets.

          2.4       Contracts, Leases, Agreements and Other Commitments
                    ---------------------------------------------------

                    (a) Neither Compass St. Louis nor Seller, with respect to the Station or the Station Assets, is a party to or bound by any material written, oral or implied contract, agreement, lease, power of attorney, guaranty, surety arrangement or other commitment, including but not limited to any contract or agreement for the purchase or sale of merchandise, programming or advertising time on the Station or for the rendition of services, which obligates the Station to expend more $10,000 per year and is only terminable on more than 90 days notice, except for the Contracts listed on Schedule 1.1(d).

                    (b) Except as specified on Schedule 1.1(d), neither Compass St. Louis nor Seller is a party to or subject to any Trade Agreement with respect to the Station as of the date of this Agreement. As used herein "Trade Agreements" shall mean any agreement or arrangement for the sale of broadcast time for which payment is to be made in whole or in part other than in cash.

          2.5        Breach, Neither Compass St. Louis nor Seller is in
                     ------
violation or breach of any of the terms, conditions or provisions of its certificate of incorporation, as amended, its bylaws or any indenture, mortgage or deed of trust or other material Contract, lease, intent, court order, judgment, arbitration award, or decree relating to or affecting the Station or the Station Assets to which Seller or Compass St. Louis is a party or by which it is bound.

          2.6        Financial Statements.  Seller has delivered to Buyer copies
                     --------------------
of all financial statements relating to the operations of the Station that Seller has received from Compass. Compass has represented and warranted to Seller that all such financial statements are complete and correct, have been prepared in accordance with the books and records regularly maintained by Compass, and present fairly the financial position of the stations operated by Compass as of the respective dates of the financial statements and the results of Compass' operations for the periods indicated in accordance with generally accepted accounting principles ("GAAP"). Nothing has come to Seller's attention to cause it to believe that such representations and warranties by Compass or the financial statements provided by Compass, or the financial statements, were or are inaccurate.

          2.7       Liabilities.  To the best of Seller's knowledge, there are
                    ------------
no liabilities or obligations of Seller or Compass St. Louis relating to the Station, whether related to tax or non-tax matters, known or unknown, due or not yet due, liquidated or unliquidated, fixed, contingent or otherwise, including penalty, acceleration or forfeiture clauses in any contract, which would be required to be set forth in the Financial Statements under GAAP, except as and to the extent reflected in the Financial Statements or as otherwise listed and described on Schedule 2.7, or arising in the ordinary course of business from the date of the most recent financial statements of Compass St. Louis provided to Buyer by Seller. The proceeds from the Purchase Price, together with other assets retained by Seller, will be adequate to satisfy all liabilities and obligations of Seller related to the Station, other than those liabilities and obligations which Buyer is assuming pursuant to this Agreement.

          2.8       Taxes.  Compass St. Louis or Seller has filed all applicable
                    -----
federal, state, local and foreign tax returns required to be filed to date, in accordance with provisions of law pertaining thereto, and has paid all taxes, interest, penalties and assessments (including without station income, withholding, excise,, unemployment, Social Security, occupation, transfer, franchise, property, sales and use taxes, import duties or charges, and all penalties and interest in respect thereof) required to have been paid to date with respect to or involving the Station or the Station Assets. Neither Compass St. Louis nor Seller has been advised that any of its returns, federal, state, local or foreign, have been or are being audited as of the date hereof.

          2.9       Licenses.  As of the date of this Agreement, Seller is the
                    --------
holder of the FCC Authorizations with respect to the Station listed and described on Schedule 1. 1 (b). Such FCC Authorizations constitute all of the licenses and authorizations required under the Communications Act of 1934, as amended (the "Communications Act'), or the current rules, regulations and policies of the FCC for, and/or used in the operation of, the Station as now operated. The FCC Authorizations are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. Except as listed and described on Schedule 2.9, there is not pending, or to the knowledge of Seller or Compass St. Louis threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or modify any of the FCC Authorization (other than proceedings to amend FCC rules of general applicability), and there is not now issued or outstanding, or to the knowledge of Seller or Compass St. Louis pending or threatened, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint against Seller or Compass St. Louis with respect to the Station. To the best of the knowledge of Seller and

Compass St. Louis; the Station is operating in compliance with the FCC Authorizations, the Communications Act, and the current rules and regulations of the
FCC.

          2.10      Additional FCC-Matters.
                    ----------------------

                    (a) Except as provided in Schedule 2.10, all reports and filings required to be filed with the FCC by Seller or Compass St. Louis with respect to the operation of the Station have been timely filed. All such reports and filings are accurate and complete in all material respects, and from the date hereof will be filed on a timely basis. Compass St. Louis or Seller maintains appropriate public files at the Station as required by FCC rules. Compass St. Louis or Seller has submitted all required equal employment opportunity reports to the FCC for all appropriate employment units in every case in which the FCC is required to receive such reports, and Compass St. Louis or Seller has not received any oral or written notice from the FCC indicating that the Station is the subject of any FCC inquiry regarding its equal employment opportunity compliance or that the FCC has received a complaint alleging that Compass St. Louis or Seller is in violation of its equal employment opportunity obligations with respect to the Station. With respect to FCC licenses, its and authorizations, as of the date hereof, Seller is operating only those facilities for which an appropriate FCC Authorization has been obtained and is in effect, and Seller is meeting the conditions of such FCC Authorization; and as of the Closing Date, Seller shall be operating only those facilities for which an appropriate FCC Authorization has been obtained and is in effect, and Seller shall be meeting the conditions of such FCC Authorizations.

                    (b) Neither Compass St. Louis nor Seller is aware of any facts, or has received any notice or other communication from any governmental authority indicating that Compass St. Louis or Seller is not in compliance with respect to the Station with all requirements of (i) the FCC or the Communications Act, or (ii) applicable state and local statutes, regulations and ordinances. Neither Compass St. Louis nor Seller is aware of any facts, or has received any notice or communication, formal or informal, indicating that the FCC is considering revoking, suspending, canceling, rescinding or terminating any FCC Authorization

                    (c) The operation of the Station does not cause or result in exposure of workers or the general public to levels of radio frequency radiation in excess of the "Radio Frequency Protection Guides" recommended in "American National Standard Safety Levels with Respect to Human Exposure to Radio Frequency Electromagnetic Fields 300 kHz to 100 gHz" (ANSI C95.1-1982), issued by the American National Standards Institute.

          2.11      Approvals and Consents.  The only approvals or consents of
                    ----------------------
persons or entities not party to this Agreement that are legally or contractually required to be obtained by Seller in connection with the consummation of the transactions contemplated by this Agreement are those which are contemplated by

Sections 4.5 (Consents) and 7.3 (FCC Authorization). Except as set forth in the preceding sentence, no permit, license, consent, approval or authorization of, or filing with, any governmental regulatory authority or agency is required in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby.

          2.12      Condition of Assets.
                    -------------------

                    (a) The Station assets constitute all of the assets reasonably necessary or required to conduct the present operations of the Station.

                    (b) Schedule 1.1(c) contains descriptions of all material items of Tangible Personal Property of every kind or description owned by Seller as of the date hereof, and that shall be owned solely by Seller as of the Closing Date, and used or held for use in connection with the business or operations of the Station.

                    (c) Except as listed and described on Schedule 2.12: (i) as of the date hereof, Seller has, and as of the Closing Date Seller alone shall have, good, valid and marketable title to all of the Station Assets, in each case, free and clear of all Security Interests of every kind or character (other than Permitted Encumbrances); (ii) as of the date hereof, Seller is, and as of the Closing Date Seller alone shall be, the owner of all of the Tangible Personal Property used in the operation of the Station; and (iii) to the best of the knowledge of Seller and Compass St. Louis, all Tangible Personal Property, including equipment and electrical devices, used in the operation of the Station is in good operating condition and repair, normal wear and tear excepted, is free from all material defect and damage, is functioning in the manner and for the purposes for which it was intended and has been maintained in accordance with industry standards.

          2.13       Real Property.
                     -------------

                     (a) Schedule 1.1(a) contains a description of the Real Property, which constitutes all real property owned or leased by Seller as of the date hereof, and which will be owned or leased solely by Seller as of the Closing Date, and used or held for use in connection with the business and operations of the Station.

                     (b) As of the date hereof, Seller has, and as of the Closing Date Seller alone shall have,fee simple title to certain premises of the Real Property, as specifically identified on Schedule 11.1(a). As of the date hereof, Seller has, and as of the Closing Date Seller alone shall have good, valid and insurable fee simple title to such premises and all buildings, towers, antennae, improvements and fixtures thereon, free and clear of all mortgages, liens, claims, encumbrances, leases, title exceptions and rights of others, except as listed on Schedule 2.13.

                     (c) To the best of the knowledge of Seller and Compass St. Louis, except as listed on such Schedule 2.13, all of the buildings, towers, antennae, fixtures and improvements related to the Station owned or leased by Seller, and all heating and air conditioning equipment, plumbing, electrical and other mechanical facilities, and the roof, walls and other structural components of the Real Property which are part of, or located in, such buildings, towers, antennae or improvements, are in good operating condition and repair, normal wear and tear excepted, fully comply with applicable zoning laws and the building, health, fire and environmental protection codes of all applicable governmental jurisdictions, have no structural defects, and do not require any repairs other than normal routine maintenance to maintain them in good condition and repair.

                     (d) Included as part of Schedule 2.13 is a copy of all title insurance policies in favor of Compass St. Louis or Seller applicable to the Real Property premises owned by Seller as of the date hereof, and by Seller alone as of the Closing Date, and used for the Station.

                     (e) With respect to all premises of the Real Property used for the Station which are leased by Seller, said leases are in full force and effect, there are no defaults under said leases, and Seller has furnished to Buyer true and complete copies of all said leases and all amendments thereof. Prior to the Closing, Seller shall use its reasonable efforts to furnish to Buyer an estoppel certificate signed by the lessor for each of said leases, in a form and substance reasonably satisfactory to Buyer.

          2.14       Environmental Matter .
                     --------------------

                     (a) Except as disclosed in Schedule 2.14(a), neither Compass St. Louis nor Seller, nor to the best knowledge of Seller, any previous owner, tenant, occupant or user of the Real Property, has engaged in or permitted any operations or activities upon, or any use or occupancy of the Real Property, or any portion thereof, for the purposes of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any "Hazardous Materials" (as defined in subsection (f), below), whether legal or illegal, accidental or intentional, on, under, in or about the Real Property, or transported any Hazardous Materials to, from or across the Real Property, nor are there any Hazardous Materials presently constructed, deposited, stored, or otherwise located on, under, in or about the Real Property, nor have any Hazardous Materials migrated from the Real Property upon or beneath other properties, nor have any Hazardous Materials migrated or threatened to migrate from other properties upon, about or beneath the Real Property.

                     (b) Except as disclosed in Schedule 2.14(b), to the best knowledge of Seller, there is not constructed, placed, deposited, stored, disposed of, or located on the Real Property any asbestos.

                     (c) Except as disclosed in schedule 2.14(c), to the best knowledge of Seller, no underground improvements, including but not limited to treatment or storage tanks, sumps or water, gas or oil wells are or have ever been located on the Real Property.

                     (d) To the best knowledge of Seller, there is not constructed, placed, deposited, stored, disposed of, or located on the Real Property any polychlorinated biphenyls ("PCBs"), nor transformers, capacitors, ballasts, or other equipment which contains dielectric fluid-contairdng PCBs.

                     (e) To the best knowledge of Seller, there is not constructed, placed, deposited, stored, disposed of, or located on the Real Property any insulating material containing urea formaldehyde.

                     (f) For purposes of this Section 2.14, "Hazardous Materials" shall mean any substance:

                     (i) the presence of which requires investigation, remediation or disclosure under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; or

                     (ii) which is or becomes defined as a "hazardous waste," "hazardous substance," pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. section 9601 et seq.) and/or the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.); or

                     (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, the State of California, Arizona, Missouri or any political subdivision thereof; or

                     (iv) the presence of which on the Real Property causes or threatens to cause a nuisance upon the Real Property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Real Property; or

                     (v) the presence of which on adjacent properties could constitute a trespass by Seller; or

                     (vi) without limitation containing gasoline, diesel fuel or other petroleum hydrocarbons; or

                     (Vii) without limitation containing PCBS, asbestos or urea formaldehyde foam insulation; or

                     (viii) without limitation containing radon gas.

          2.15       Compliance with Law and Regulations.  The Station the
                     -----------------------------------
Station Assets and Seller and Compass St. Louis with respect to the Station and the Station Assets are, to the best of Seller's knowledge, in all material respects, in compliance with all requirements of law, federal, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over any of them,, the operation of the Station, the use of its properties and assets (including the Station Assets), and the Real Property. Without limiting the foregoing, to the best of Seller's knowledge, Seller and Compass St. Louis have: (i) paid all mordes and obtained all material licenses, permits, certificates and authorizations needed or required for the operation, of the Station and the use of the Real Property, (ii) properly filed all reports and other documents required to be filed with any federal, state, local or foreign government or subdivision or agency thereof, and (iii) not received any notice, not heretofore complied with, from any federal, state or municipal authority or any insurance or inspection body that any of its properties, facilities, equipment or business procedures or practices fails to comply with any applicable law, ordinance, regulation, building or zoning law, or requirement of any public authority or body.

          2.16       Insurance.  Compass St. Louis previously maintained
                     ---------
insurance policies providing the general coverage set forth on Schedule 2.16. Buyer is now maintaining similar insurance coverage.

          2.17       Labor, Employment Contracts and Benefit Programs.
                     ------------------------------------------------

                     (a) Except as set forth in Schedule 2.17, there are no collective bargaining agreements, or written or oral agreements relating to the terms and conditions of employment or termination of employment, covering any employees, consultants or agents of the Station, which are not terminable upon 30 days notice. Except as set forth in Schedule 2.17, all Station employees are subject to termination without cause subject to and in accordance with applicable state and federal law. To the best of Seller's knowledge, Seller or Compass St. Louis is not engaged in any unfair labor practice or other unlawful employment practice, and there are no unfair labor practice charges or other employee related complaints, grievances or arbitrations, against Seller or Compass St Louis pending before the National Labor Relations Board, the Equal Opportunity Commission, the Occupational Safety and Health Administration, the Department of Labor, any arbitration tribunal or any other federal, state, local or other governmental authority by or concerning Station employees. There is no strike, picketing, slowdown or work stoppage by or concerning such employees pending against or involving Seller or Compass St. Louis. No representation question is pending or, to the best of Seller's knowledge, threatened respecting any of Station employees.

                     (b) All handbooks, policies and procedures relating to all aspects of employment, including but not limited to compensation, benefits, equal employment opportunity and safety are listed in Schedule 2.17.

                     (c) With respect to the Station and the Real Property, to the best of Seller's knowledge, Seller and Compass St. Louis have complied with in the past and are now in compliance with all labor and employment laws, including without limitation federal, state, local and other applicable laws, rules, regulations, ordinances, order and decrees concerning collective bargaining, unfair labor practices, payments of employment taxes, occupational safety and health, workers compensation, the payment of wages and overtime, and equal employment opportunity. With respect to the Station and the Real Property, Seller and Compass St. Louis are not liable for any arrearages or wages, benefits, taxes, damages or penalties for failing to comply with any law, rule, regulation, ordinances order or decree relating in any way to labor or employment.

                     (d) Schedule 2.17 lists any pension plan, profit sharing plan, deferred compensation plan, stock option or stock bonus plan, savings plan, welfare plan, or other benefit plan or arrangement, policy, practice, procedure or contract concerning employee benefits or fringe benefits of any kind, whether or not governed by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), relating to or covering any employees of the Station (a "Station Benefit Plan"). With respect to the Station, Seller and Compass St. Louis do not maintain, sponsor or contribute to any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) or any other plan, program, practice, agreement or arrangement, whether written or oral, of employee compensation, deferred compensation, severance pay, retiree benefit or fringe benefit Seller has furnished Buyer with true, complete and accurate copies of all Station Benefit Plans and related trust agreements as in effect on the date hereof, all summary plan descriptions, and the latest annual reports filed with the Department of Labor or the Internal Revenue Service (the "IRS"). No Station Benefit Plan is a "multi-employer plan" (within the meaning of Section 3(37) of ERISA).

                     (e) Each of the Station Benefit Plans is in compliance with all applicable requirements of ERISA, the Code, and other applicable law. Each of the Station Benefit Plans has been administered in all material respects in accordance with its terms and with applicable legal requirements. All "employee pension plans" (within the meaning of Section 3(2) of ERISA) have been determined by the IRS to be qualified under Section 401(a) of the Code, and no action or proceeding has been instituted or threatened which would affect the qualification of any pension plan of the Station or of Seller and Compass St. Louis with respect to the Station. No unfunded liabilities, based upon the Pension Benefit Guarantee Corporation (the "PBGC") rates currently in effect for plan terminations, exist with respect to the Station Benefit Plan which is a "defined benefit plan" (within the meaning of Section 3(35) of ERISA). There has not been any reportable event with respect to any pension plan of the Station or of Seller with respect to the Station. Seller and Compass St. Louis have not engaged in a "prohibited transaction" or breach of fiduciary responsibility with respect to the Station Benefit Plan which could subject Buyer or any subsidiary of Buyer to a penalty tax or other liability under ERISA or the Code.

                     (f) Neither Seller, Compass St. Louis nor the Station, nor any Affiliate of Seller or Compass St. Louis: (i) has ever contributed to a multi-employer pension plan; or (ii) has ever incurred any liability under Title IV of ERISA to the PBGC or to a multi-employer pension plan. For purposes of this Agreement, an "Affiliate" of a party means any entity that owns or controls, is owned or controlled by, or under common control with, that party.

                     (g) Seller has furnished to Buyer a true, accurate and complete schedule that lists the names of all present employees of Seller and Compass St. Louis, with respect to the Station, the positions, the total compensation payable to each, and accrued sick, personal and vacation days for each (or pay in lieu thereof), and sets forth Seller's and Compass St. Louis's policies, procedures and practices as to payment of salaries and commissions, vacation time, sick pay, as well as all other forms of compensation, perquisites, benefits and similar items. Each employee's length of service and anniversary date is set forth on such schedule. Except for those listed on
Schedule 2.17, Buyer is not assuming any employment agreements or relationships.

          2.18       Litigation.  Except as set forth on Schedule 2.18, there
                     ----------
are no suits, arbitrations, administrative charges or other legal proceedings, claims or governmental investigations pending against, or threatened against, the Station, Seller or Compass St. Louis relating to or affecting the Station nor, to Seller's knowledge, is there any basis for any such suit, arbitration, a administrative charge or other legal proceeding, claim or governmental investigation. Neither Compass St. Louis nor Seller has not been operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, foreign or domestic.

          2.19       Intangible Property. As of the date hereof, Seller has, and
                     --------------------
as of the Closing Date Seller alone shall have, all right, title and interest in and to all Intangible Property, and all permits, licenses and other authority necessary to the conduct of the Station as presently operated. Listed and described on Schedule 2.19 are all of the intangible rights owned and used or held for use by Seller as of the date hereof, or by Seller as of the Closing Date, in connection with the business or operation of the Station and which are material to the financial condition, business or assets of the Station. Neither Compass St. Louis nor Seller has received notice of any claim against Seller or Compass St. Louis involving any conflict or claim of conflict of the trade names, trademarks or service marks of or used by the Station with the trade names, trademarks, service marks or corporate names of others, and, to the best of Seller's knowledge, there is no basis for any such claim of conflict. To the best of Seller's knowledge, the Station has the sole and exclusive right to use such trade names, trademarks and service marks. To the best of Seller's knowledge, no service provided by the Station or any programming or other material used, broadcast or disseminated by the Station infringes upon any copyright, patent or trademark of any other party. Neither Compass St. Louis nor Seller has received any notice of any claim of infringement of any third party's copyright, patent, trademark, trade name, service mark, logotype, license or other proprietary right. As of the date hereof, Seller owns or possesses, and as of the Closing Date Seller alone shall possess, adequate licenses or other rights to use all copyrights, patents, trademarks, service marks, trade names, logotypes and other intangible rights necessary to operate the Station.

          2.20       Bulk Sales.  Neither the sale and transfer of the Station
                     -----------
Assets pursuant to this Agreement, nor Buyer's possession and use thereof from and after Closing because of such sale and transfer, will violate any law pertaining to bulk sales or transfers or to the effectiveness of bulk sales or transfers as against creditors of Seller or Compass St. Louis.

          2.21       Brokers.  Other than Kalil & Co., Inc., whose fee will be
                     --------
paid by Seller, there is no broker or finder or other person who would have any valid claim against Buyer for a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement of or action taken by Seller.

          2.22        Conflicting Interests.  Neither Seller nor any director,
          -----       ---------------------
officer or employee of Seller, nor any relative or any Affiliate of any of the foregoing, has any financial interest in any supplier, advertiser or customer of Seller or in any other business enterprise with which Seller engages in business or with which Seller is in competition. The ownership of less than one percent of the outstanding capital stock of a publicly held corporation shall not be deemed to be a violation of this representation and warranty.

          2.23       Changes.
                     -------

                     (a) With respect to the Station and the Station Assets, since December 31, 1994, the date of the most recent financial statements of Compass St. Louis provided to Buyer by Seller:

                     (i) Neither Compass St. Louis nor Seller has taken any action outside of the ordinary and usual course of business, except as related to the transactions contemplated hereby;

                     (ii) Neither Compass St. Louis nor Seller has borrowed any money or become contingently liable for any obligation or liability of others except pursuant to Seller's funding for the Compass Agreement;

                     (iii) Seller or Compass St. Louis has paid all debts and obligations as they became due, except those reasonably contested whose non-payment will not result in a material adverse change in the operations of the Station as a whole;

                     (iv) Neither Compass St. Louis nor Seller has incurred any debt, liability or obligation of any nature to any party, except for obligations arising from the purchase of goods or the rendition of services in the ordinary course of business or pursuant to Seller's funding for the Compass Agreement;

                     (v) neither Compass St. Louis nor Seller has knowingly waived any right of substantial value; and

                     (vi) Seller and Compass St. Louis have maintained books, accounts and records in the usual, customary and ordinary manner.

          2.24       FAA Compliance.  Seller, Compass St. Louis and the Station
                     --------------
Assets are in compliance with all rules and regulations of the Federal Aviation Administration applicable to the Station.

          2.25      Disclosure.  No provision of this Agreement relating to
                    ----------
Seller, Compass St. Louis, the Station or the Station Assets or any other document, Schedule, Exhibit or other information furnished by Seller to Buyer in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make the statement, in light of the circumstances in which it is made, not misleading. Except for facts affecting the radio industry or the Station's market generally, there is no fact now known to Seller relating to the Station which in Seller's reasonable opinion adversely affects the condition of the Station Assets, the status of the FCC Authorizations or the ownership, operation, or financial condition of the Station which has not been disclosed to Buyer or set forth in the Exhibits attached hereto or Schedules. All Schedules are accurate and complete in all material res@ as of the date hereof.

          2.26      Best of Knowledge.  Whenever a representation or warranty
                    -----------------
made in this Agreement is qualified as being made "to the best of Seller's knowledge" or a similar reference is made in this Agreement, such phrase shall be deemed to mean the best knowledge (after Seller's inquiry of Compass St. Louis executive officers) of the directors and officers of Seller, including but not limited to all knowledge obtained by said persons from representatives of Compass St. Louis (and its parent), whether provided orally or in the form of written materials.

                                    ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

               Buyer represents and warrants to Seller as follows:

          3.1       Status.  Buyer is a corporation which is duly organized,
                    ------
validly existing and in good standing under the laws of the Commonwealth of Virginia.
                                19

Buyer has the requisite corporate power to enter into and complete the transactions contemplated by this Agreement.

          3.2       No Defaults.  Neither the execution, delivery and
                    ------------
performance by Buyer of this Agreement nor the consummation by Buyer of the transactions contemplated hereby is an event that, of itself or with the giving of notice or the passage of time or both, will: (a) conflict with the provisions of the articles of incorporation or bylaws of Buyer; (b) constitute a violation of, conflict with or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any contract, mortgage, indenture, agreement, lease or other instrument to which Buyer is a party or by which it is bound, or by which it may be affected, or result in the creation of any Security Interest upon any of Buyer's assets, except for agreements, indentures and instruments related to the financing of the transactions contemplated by this Agreement; or (c) violate any judgment, decree, order, statute, rule or regulation applicable to Buyer.

          3.3       Corporate Action.  All corporate or other actions and
                    ----------------
proceedings necessary to be taken by or on the part of Buyer in connection with the transactions contemplated by this Agreement, including approval of Buyer's board of directors, have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with and subject to its terms.

          3.4       Brokers.  Other than Kalil & Co. whose fee will be paid by
                    -------
Seller, there is no broker or finder or other person who would have any valid claim against Seller for a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement of or action taken by Buyer.

          3.5       Qualification as a Broadcast Licensee.  Buyer is familiar
                    -------------------------------------
with the Communications Act and the existing rules, regulations and policies of the FCC. Buyer, having consulted with counsel knowledgeable as to such matters, knows of no fact that would, under the Communications Act and the existing rules, regulations and policies of the FCC, disqualify Buyer as owner and operator of the Station.

          3.6       Litigation Except as disciosed on Schedule 3.6, there are no
                    ----------
suits, legal proceedings or investigations of any nature pending or, to Buyer's knowledge, threatened against or affecting it that would affect Buyer's ability to carry out the transactions contemplated by this Agreement.

          3.7       Approvals and Consents.  The only approvals or consents of
                    ----------------------
persons or entities not a party to this Agreement that are legally or contractually required to be obtained by Buyer in connection with the consummation of the transactions contemplated by this Agreement are those which are contemplated by

Section 6.3 (FCC Authorization), Section 6.4 (Hart-Scott-Rodino Filing) and those listed on Schedule 3.7.

                                   ARTICLE IV

                     COVENANTS OF SELLER PENDING THE CLOSING
                     ---------------------------------------

          Seller covenants and agrees with respect to the Station that from the date hereof until the completion of the Closing:

          4.1       Operation of the Business.
                    -------------------------

                    (a)   Except as otherwise set forth. in the LMA or in
Schedule 4.1, Seller shall continue to carry on the business of the Station and keep its books and accounts, records and files in the usual and ordinary manner in which the business has been conducted in the past, including but not limited to, spending amounts on advertising and marketing in a manner substantially consistent with the objectives of the business plan prepared by Compass St. Louis (a copy of which has been furnished to Buyer) (the "Business Plan"). Seller shall operate the Station in accordance with the terms of the FCC Authorizations and in compliance in all material respects with all applicable laws, rules and regulations and all applicable FCC rules and regulations. Seller shall timely file any necessary applications for renewal of the FCC Authorizations and shall vigorously prosecute such applications.

                    (b)   Except as otherwise set forth in the LMA or in
Schedule 4.1, Seller shall, subject in each case to the Business Plan, (i) preserve the business organization of the Station intact, (ii) use reasonable efforts to retain substantially as at present the Station's employees, consultants and agents, and (iii) use reasonable efforts to preserve the goodwill of the Station's suppliers, advertisers, customers and others having business relations with it, which shall be deemed satisfied by Seller adhering to the levels of advertising and promotion expense in a manner substantially consistent with the objectives set forth in the Business Plan.

                    (c) Nothing contained in this Agreement shall give Buyer any right to control the programming, operations or any other matter relating to the Station prior to the Closing Date, and Seller shall have complete control of the programming, operations and all other matters relating to the Station up to the Closing Date.

                    (d) Seller shall keep all Tangible Personal Property and Real Property in good operating condition and repair and maintain adequate and usual supplies of inventory, office supplies, spare parts and other materials as have been customarily maintained in the past. Seller shall preserve intact the Station Assets and maintain in effect the casualty and liability insurance on the Station Assets heretofore in force.

                    (e) Seller shall act and refrain from acting, as the case may be, so that each of the representations and warranties set forth in Article II shall be true on and as of the Closing Date, except for changes therein in the ordinary and usual course of business, and shall cause the conditions to Closing set forth in Article VII below to be satisfied, and ensure that the transactions contemplated hereby shall be consummated as set forth herein.

                    (f) Prior to the Closing Date, Seller shall not, without the prior written consent of Buyer:

                          (i) Sell, lease, transfer, or agree to sell, lease or
transfer, the Station Assets except for incidental sales or leases, in the ordinary course of business, of Station Assets which are being replaced by Station Assets of comparable or superior kind, condition and value;

                          (ii) Except as may be required by applicable law,
grant any raises to employees of the Station, pay any substantial bonuses or enter into any contract of employment with any employee or employees of the Station, except in the ordinary course of business or as otherwise.agreed upon by the parties;

                          (iii) Renew, renegotiate, modify, amend or terminate
any existing time sales contracts with respect to the Station except in the ordinary course of business;

                          (iv)  Enter into, renew or amend any other Contract
with respect to the Station except in the ordinary course of business;

                          (v)   Apply to the FCC for any construction permit
that would restrict the Station's present operations, or make any change in the Station's buildings, leasehold improvements or fixtuxes except in the ordinary course of business; or

                          (vi)  Enter into any contracts that are prepaid, or
contracts with Affiliates of Seller, or Trade Agreements; provided, however, that Seller may enter into Trade Agreements in the ordinary course of business.

          4.2        Access to Facilities, Files and Records.  In addition to
                     ---------------------------------------
the access permitted Buyer pursuant to the LMA, at.the reasonable request of Buyer and upon reasonable advance notice, Seller shall from time to time give or cause to be given to the officers, employees, accountants, counsel, agents, consultants and representatives of Buyer (a) full access during normal business hours to all facilities, properties, accounts, books, deeds, title papers, insurance policies, licenses, agreements, contracts, commitments, records and files of every character, equipment, machinery, fixtures, furniture, vehicles, notes and accounts payable and receivable of Seller or Compass St. Louis with respect to the Station; and (b) all such other non-priviieged information concerning the affairs of the Station as Buyer may reasonably request.

Any investigation of examination by Buyer in connection with the foregoing shall not in any way diminish or obviate any representations or warranties of Seller made in this Agreement or the Schedules, or in connection herewith or therewith. Any and all information, disclosures, knowledge or facts regarding Seller, Compass St. Louis, the Station and its operation and properties derived from or resulting from Buyer's acts or conduct (including without limitation acts or conduct of Buyer's officers, employees, accountants, counsel, agents, consultants or representatives, or any of them) under the provisions of this Section shall be confidential and shall not be divulged, disclosed or communicated to any other person, firm, corporation or entity, except for Buyer's attorneys, accountants, investment bankers, investors and lenders, and their respective attorneys for the purpose of consununating the transactions contemplated by this Agreement. Seller shall cause its accountants and any agent of Seller in possession of Seller's books and records to cooperate with Buyer's reasonable requests for information pursuant to this Agreement.

          4.3        Financial Information; Relpresentations and Warranties.
                     -------------------------------------------------------
Seller shall provide to Buyer an income statement, balance sheet and an accounts receivable aging report reasonably satisfactory to Buyer covering each month's results for the Station. Seller shall provide to Buyer quarterly and annual balance sheets and statements of income of the Station and Seller promptly upon their preparation Seller shall give detailed written notice to Buyer promptly upon learning of the occurrence of any event that would cause or constitute a breach, or that, would have caused a breach had such event occurred or been known to Seller prior to the date hereof, of any of Seller representations or warranties contained in this Agreement or in any Schedule.

          4.4        Application for FCC Consent.  At the earliest mutually
                     ---------------------------
agreeable date, but not later than ten (10) days after the date of this Agreement, Seller shall deliver its portion of the assignment applications to Buyer who will file such application. Seller shall vigorously prosecute the applications with the FCC requesting its consent to the assignment, from Seller to Buyer, of all FCC Authorizations and applications pertaining to the Station. Seller shall take all reasonable steps to cooperate with Buyer and with the FCC to secure such FCC consent without delay, and to consummate promptly this Agreement in full. Seller shall promptly provide Buyer with a copy of any pleading, order or other document served on Seller relating to such application Seller shall furnish all information required by the FCC and shall be represented at all meetings or hearings scheduled to consider such application. In the event that Closing occurs hereunder without a Final Order (as defined in Section 1.6) regarding all of the FCC licenses, approvals and authorizations contemplated by this Agreement, then Seller's obligations under this Section 4.4 shall survive the Closing.

          4.5        Consents.  Notwithstanding any other Section of this
                     --------
Agreement, to the extent that the consent or approval of any third person is required under any Contract listed on Schedule 1.1(d) in order to assign any such Contract from Seller to Buyer or otherwise by reason of the transactions provided for in this Agreement,
                                   23

Seller shall use its commercially reasonable efforts (which shall not require any payments to any such third parties) to obtain such consents and approvals. Seller shall identify within fifteen (15) days after the date hereof which of the Contracts require consents or approval for an assignment. If consent or approval is not obtained with respect to any Contract, then Seller will cooperate with Buyer in any reasonable arrangement necessary or desirable to provide to Buyer after the Closing Date the benefits under such contract, including enforcement for the benefit of Buyer of any and all rights of Seller against third parties.

          4.6        Notice of Proceedings.  Seller will promptly notify Buyer
                     ---------------------
in writing upon: (a) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder; or (b) receiving any notice from any governmental department, court, agency or commission of its intention (i) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or such transactions, or (ii) to nullify or render ineffective this Agreement or such transactions if consummated.

          4.7        Consummation of Agreement.  Subject to the provisions of
                     -------------------------
Section 10.1 of this Agreement: (a) Seller shall use its reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and cause the transactions contemplated by this Agreement to be fully carried out; and (b) Seller shall not take any action that would make the consummation of this Agreement contrary to the Communications Act or the rules, regulations or policies of the FCC.

          4.8        Title Report.  Seller will obtain and deliver to Buyer
                     ------------
preliminary title reports with respect to the Real Property premises which are owned by Seller, within thirty (30) days following execution of this Agreement.

          4.9        Leases for Personal Property.  Prior to Closing, Seller
                     ----------------------------
shall pay in full all financing leases, if any (as opposed to operating leases as defined in FASB No. 13) of Tangible Personal Property or Intangible Property and shall, as of the Closing Date, obtain a confirmatory bill of sale from each lessor of such property.

          4.10       Hart-Scott-Rodino Filing. At the earliest mutually
                     -------------------------
agreeable date, but not later than fifteen (15) business days after the date of this Agreement, Seller shall file a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable, and thereafter shall provide any supplemental information and make such supplemental filings as may be necessary to prosecute such Notification and Report Form.

          4.11       No Negotiations With Nonparties.  So long as Buyer is not
                     -------------------------------
in default and is performing its obligation under this Agreement, Seller will not discuss, enter into negotiations or take any other action whatsoever, with any person or entity with respect to an alternate sale, transfer or change in control of the Station Assets or

Station, or any substantial part of either the Station Assets or the Station, other than pursuant to this Agreement. Seller shall act in good faith and shall use its reasonable best efforts to consummate the transactions contemplated by this Agreement. Seller shall not take any action, or omit to take any action, if such action or ommission would make the consummation of the transactions contemplated by this Agreement contrary to the Communications Act or rules, regulations or policies of the FCC or would otherwise prevent the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE V

                     COVENANTS OF BUYER PENDING THE CLOSING
                     ---------------------------------------

          Buyer covenants and agrees that from the date hereof until the completion of the Closing:

          5.1       Representations and Warranties.  Buyer shall give detailed
                    ------------------------------
written notice to Seller promptly upon learning of the occurrence of any event that would cause or constitute a breach or would have caused a breach had such event occurred or been known to Buyer prior to the date hereof, of any of the representations and warranties of Buyer contained in this Agreement.

          5.2       Application for FCC Consent.  At the earliest mutually
                    ---------------------------
agreeable date, but not later than ten (10) days after the date of this Agreement, Buyer shall, subject to the Completion of Seller's portion of the assignment applications, file and vigorously prosecute applications with the FCC requesting its consent to the assignment from Seller to Buyer, of all FCC Authorizations and applications pertaining to the Station. Buyer shall take all reasonable steps to cooperate with Seller and with the FCC to secure such FCC consent without delay, and to promptly consummate this Agreement in full. Buyer will promptly provide Seller with copies of any pleading, order or other document served on it relating to such application. Buyer shall furnish all information required by the FCC and shall be represented at all meetings or hearings scheduled to consider such application. In the event that Closing occurs hereunder without a Final Order (as defined in Section 1.6) regarding all of the FCC licenses, approvals and authorizations contemplated by this Agreement, then Buyer's obligations under this Section 5.2 shall survive the Closing.

          5.3       Consummation of Agreement. Subject to the provisions of
                    -------------------------
section 10.1 of this Agreement, Buyer shall use all reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and to cause the transactions contemplated by this Agreement to be fully carried out.

          5.4       Notice of Proceedings.  Buyer will promptly notify Seller in
                    ---------------------
writing upon: (a) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement
                                     25
or the transactions contemplated hereunder; or (b) receiving any notice from any governmental department, court, agency or commission of its intention
(i) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or such transactions, or
(ii) to nullify or render ineffective this Agreement or such transactions if consummated.

          5.3        Actions Inconsistent with Consummation.  Until the Closing
                     --------------------------------------
shall have occurred or this Agreement shall have been terminated, Buyer shall not acquire, or permit any of its subsidiaries (or, to the extent within Buyer's control, any other person or entity affiliated with Buyer) to acquire, any interest in any radio or television station, newspaper, cable television system or other communications facility, or to take or omit to take any action in connection with such acquisition, if such acquisition, together with the other interests of Buyer, its subsidiaries and other affiliates, or such other action or omission, would make the consummation of the transactions contemplated by this Agreement contrary to the Communications Act or the rules, regulations, or policies of the FCC or would otherwise prevent the consummation of the transactions contemplated by this Agreement, unless Buyer obtains a waiver of such rules, regulations and policies.

          5.6        Hart-Scott-Rodino Filini.  At the earliest mutually
                     ------------------------
agreeable date, but not later than fifteen (15) business days after the date of this Agreement, Buyer shall file a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable, and thereafter shall provide any supplemental information and make such supplemental filings as may be necessary to prosecute such Notification and Report Form.

                                   ARTICLE VI

                        CONDITIONS TO THE OBLIGATIONS OF SELLER
                        ---------------------------------------

          The obligations of Seller under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or on the Closing Date:

          6.1        Representations, Warranties and Covenants.
                     -----------------------------------------

                     (a) Each of the representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and correct.

                     (b) Buyer shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and

                     (c) Buyer shall have furnished Seller with a certificate, dated the Closing Date and duly executed by its President or a Vice President of Buyer authorized on behalf of Buyer to give such a certificate, to the effect that the conditions set forth in Sections 6.1(a) and (b) have been satisfied.

          6.2       Proceedings.  Neither Seller nor Buyer shall be subject to
                    -----------
any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.

          6.3       FCC Authorization.  All FCC consents to the assignments
                    -----------------
contemplated by this Agreement shall have been granted and become Final Orders; provided, however, after FCC administrative staff approval is obtained, the Closing may occur if both Buyer and Seller so agree.

          6.4       Hart-Scott-Rodino Filing.  All applicable waiting periods
                    ------------------------
under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or otherwise been terminated.

          6.5       Deliveries.  Buyer shall have complied with each and every
                    ----------
one of its obligations set forth in Section 8.2.

                                   ARTICLE VEI

                     CONDITIONS TO THE OBLIGATIONS OF BUYER
                     --------------------------------------

          The obligations of Buyer under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or on the Closing Date:

          7.1       Representations, Warranties and Covenants.
                    -----------------------------------------

                    (a) Each of the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and correct except to the extent changes in Schedules are permitted pursuant to Section 7.9;

                    (b) Seller shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and

                    (c) Seller shall have furnished Buyer with a certificate, dated the Closing Date and duly executed by its President and Chief Financial Officer authorized on behalf of Seller to give such a certificate, to the effect that the conditions set forth in Sections 7.1(a) and (b) have been satisfied.

          7.2       Proceedings.  Neither Seller nor Buyer shall be subject to
                    -----------
any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby, provided, however, that in the event that such a restraining order or injunction is in effect at the time of this Agreement, neither party shall have the right to terminate under Section 10.1 hereof until forty-five (45) days following the initial entry of such temporary restraining order or injunction.

          7.3       FCC Authorization.  All FCC consents to the assignments
                    -----------------
contemplated by this Agreement shall have been granted and become Final Orders, without any conditions materially adverse to Buyer, and on terms no more onerous to Buyer than are the terms to Seller under the existing FCC Authorizations; provided, however, that Buyer agrees that the imposition of any EEO reporting conditions on Buyer shall not be deemed a materially adverse condition or a condition which is more onerous than the terms of the existing FCC Authorizations. Provided further, after FCC administrative staff approval is obtained, the Closing may occur if both Buyer and Seller so agree.
Additionaliy, if applications for renewal of the FCC Authorizations are filed, pursuant to Section 4.1(a), Buyer may delay the Closing until such renewal applications have been granted and become Final Orders, without any extraordinary condition being attached to the renewal (and an expiration date for a normal, full license term is not an extraordinary condition), but in any event not beyond March 31, 1997.

          7.4       Liens Released.  All Security Interests pertaining to the
                    --------------
Station Assets shall be released of record and there shall be no liens in respect of the Station Assets, except (i) Permitted Encumbrances, (ii) those which will arise as a result of Buyer's actions in the consummation of the Closing, or (iii) those for which valid and fully executed releases acceptable to Buyer in its reasonable judgment have been delivered to Buyer.

          7.5       Hart-Scott-Rodino Act.  AU applicable waiting periods under
                    ---------------------
the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or otherwise been terminated.

          7.6       Title Policy.  Seller shall have delivered to Buyer a
                    ------------
commitment for the issuance of a CLTA owner's policy of title insurance from Chicago Title Insurance Company (the "Title Insurer") for the Real Property owned by Seller with liability in the amount as previously insured by Seller, insuring fee title vested in Buyer subject only to Permitted Encumbrances (the "Title Policy").

          7.7       Deliveries.  Seller shall have complied with each and every
                    ----------
one of its obligations set forth in Section 8.1. ,

          7.8       Consent. Seller shall have obtained all necessary third
                    -------
party consents to the assignment of the Contracts.

          7.9       Revised Schedules.  Seller shall have delivered to Buyer
                    -----------------
such revised forms of each of the Schedules as are necessary to reflect changes in such Schedules as of the Closing Date. Buyer shall have no obligation to close if such changes reflect a material adverse change having a dollar value in excess of Two Million Dollars ($2,000,000).

          7.10      Indemndity Escrow Account.  Seller shall have deposited One
                    -------------------------
million Dollars ($1,000,000) into the Indemnity Escrow Account.

                                   ARTICLE VII

                      ITEMS TO BE DELIVERED AT THE CLOSING
                      ------------------------------------

          8.1       Deliveries by Seller.  At the Closing, Seller shall deliver
                    --------------------
to Buyer duly executed by Seller or such other signatory as may be required by the nature of the document:

          (a)       Grant deed to the Real Property premises owned by Seller;

          (b) The Title Policy or a commitment to deliver same, reasonably acceptable to Buyer in form and substance;

          (c) Bills of sale, certificates of title, endorsements, assignments and other good and sufficient instruments of sale, conveyance, transfer and assignment, in form and substance reasonably satisfactory to Buyer, sufficient to sell, convey, transfer and assign to Buyer all right, title and interest of Seller in and to the Station Assets (except as to scheduled exceptions to such title) and an assignment of Seller's interest in the FCC Authorizations;

          (d) The consent of the FCC referred to in Section 4.4 and evidence of compliance by Seller with their obligations, and the required consents under Section 4.5, and, if required by Section 7.3, the consent of the FCC to the renewal application;

          (e) Certified copies of resolutions, duly adopted by the Board of Directors of Seller which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Seller of this Agreement and the consununation of the transactions contemplated hereby;

          (f)       The certificate referred to in Section 7.1(c);

          (g) An opinion of Seller's counsel dated on the Closing Date, substantially in the form attached hereto as Exhibits C-1 and C-2,,

          (h)       Confirmatory Bills of Sale, if any, due under Section 4.9;
and

          (i)       Releases of all liens as required by Section 7.4.

          8.2       Deliveries by Buyer.  At the Closing, Buyer shall deliver
                    -------------------
to Seller:

                    (a) The Purchase Price, which shall be paid in the manner specified in Section 1.4;

                    (b) An instrument or instruments of assumption of the Contracts which Buyer has not expressly rejected pursuant to this Agreement, in form and substance satisfactory to Seller;

                    (c) Certified copies of resolutions, duly adopted by the Board of Directors of Buyer, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby;

                    (d) An opinion of Buyer's counsel dated on the Closing Date, substantially in the form attached hereto as Exhibit D; and

                    (e)  The certificate referred to in Section 6.1(c).

                                   ARTICLE IX

                            SURVIVAL; INDEMNIFICATION
                            -------------------------

9.1       Survival; Indemnity Escrow.
          --------------------------

          (a) All representations, warranties,, covenants and agreements contained in this Agreement, or in any Exhibit, Schedule, certificate, agreement, document or statement delivered pursuant hereto, shall survive (and not be affected in any respect by) the Closing, any investigation conducted by any party hereto and any information which any party may receive, until March 26, 1997, whereupon all such representations, warranties, covenants and agreements shall expire and terminate, and except for the representations and warranties contained in Section 2.8, which shall survive indefinitely, and except for representations, warranties, covenants and agreements relating to any Deficiency (as defined in Section 9.3), which shall survive until the existence of such Deficiency has been finally established and the Deficiency is resolved as provided below.

          (b) At Closing, Seller shall deposit One Million Dollars ($1,000,000) in an escrow account pursuant to an escrow agreement substantially in the form attached hereto as Exhibit E (the "Indemnity Escrow Agreement") for the purpose of satisfying Seller's indemnification obligations hereunder (the "Indemnity Escrow Account"). Withdrawal of such funds shall be subject to restrictions consistent with this Article IX (and mutually agreed upon by Buyer and Seller. Fifty percent (50%) of such funds that are not then subject to claims regarding Deficiencies (as defined below) shall be released to Seller six (6) months after the Closing Date, and the remainder of such funds not then subject to claims regarding Deficiencies shall be released to seller on the one-year anniversary of the Closing Date. Any funds which are subject to claims regarding Deficiencies remaining in such account after the one year anniversary of the Closing Date shall be released to Seller only upon the resolution of such Deficiencies. This Section 9.1(b) is not intended to establish a ceiling or maximum amount that Seller shall indemnify Buyer Indemnities (as defined below) pursuant to this Article IX.

          9.2       Basic Provision.
                    ---------------

                    (a) Seller (an "Indemnifying Party") hereby agrees to indemnify and hold harmless Buyer, its directors, officers and employees and all persons which directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with Buyer, and their respective successors and assigns (collectively, the "Buyer Indemnities") from, against and in respect of, and to reimburse the Buyer Indemnities for, the amount of any and all Deficiencies (as defined in Section 9.3(a)).

                    (b) Buyer (an "Indemnifying Party") hereby agrees to indemnify and hold harmless Seller and its employees and all persons which directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with Seller, and their respective successors and assigns (collectively, the "Seller Indemnities") from, against and in respect of, and to reimburse the Seller Indemnities for, the amount of any and ali Deficiencies (as defined in Section 9.3(b)).

          9.3       Definition of "Deficiencies".
                    ----------------------------

                    (a) As used in this Article IX the term "Deficiencies" when asserted by Buyer Indemnities or arising out of a third party claim against Buyer Indemnities shall mean any and all losses, damages, liabilities and claims sustained by the Buyer Indemnities and arising out of, based upon or resulting from:

                         (i)  Any misrepresentation, breach of warranty, or any
non-fulfillment of any representation, warranty, covenant, obligation or agreement on the part of Seller contained in or made pursuant to this Agreement;

                         (ii) Any error contained in any statement, report,
certificate or other document or instrument delivered to the Buyer Indemnities by Seller pursuant to this Agreement or contained in any Exhibit or Schedule hereto;

                         (iii) Any failure by Seller to pay or discharge any
liability relating to the Station that is not expressly assumed by Buyer pursuant to the provisions of this Agreement;

                         (iv) Any litigation, proceeding or claim by any third
party to the extent relating to the business or operations of the Station prior to the Closing;

                         (v)  Any severance pay or other payment required to be
paid with respect to any employee of the Station arising out of or relating to such employee's termination prior to or at the Closing; and

                         (vi)  Any and all acts, suits, proceedings, demands,
assessments and judgments, and all fees, costs and expenses of any kind, related or incident to any of the foregoing (including, without limitation, any and all Legal Expenses (as defined below)).

                    (b) As used in this Article IX, the term "Deficiencies" when asserted by Seller Indemnities or arising out of a third party claim against Seller Indemnities shall mean any and all losses, damages, liabilities and claims sustained by the Seller Indemnities and arising out of, based upon or resulting from:

                         (i)  Any misrepresentation, breach of warranty, or any
non-fufillment of any representation, warranty, covenant, obligation or agreement on the part of Buyer contained in or made pursuant to this Agreement;

                         (ii) Any error contained in any statement, report,
certificate or other document or instrument delivered to the Seller Indemnities by Buyer pursuant to this Agreement or contained in any Exhibit or Schedule hereto;

                         (iii) Any failure by Buyer to pay or discharge any
liability relating to the Station that is expressly assumed by Buyer pursuant to the provisions of this Agreement;

                         (iv)  Any litigation, proceeding or claim by any third
party to the extent relating to the business or operations of the Station after the Closing;

                         (v)   Any and all acts, suits, proceedings, demands,
assessments and judgments, and all fees, costs and expenses of any kind, related or incident to any of the foregoing (including, without limitation, any and all Legal Expenses (as defined below)).

          9.4       Procedures for Establishment of Deficiencies.
                    --------------------------------------------

                    (a) In the event that any claim shall be asserted by any third party against the Buyer Indemnities or Seller Indemnities (Buyer Indemnities or Seller Indemnities as the case may be, hereinafter, the "Indemnities"), which, if sustained, would result in a Deficiency (as defined above), then the Indemnities, within a reasonable time after learning of such claim, shall notify the Indemnifying

Party of such claim and shall extend to the Indemnifying Party a reasonable opportunity to defend against such claim, at the Indemnifying Party's sole expense and through legal counsel acceptable to the Indemnities, provided that the Indemnifying Party proceeds in good faith, expeditiously and diligently. The Indemnities shall, at their option and expense, have the right to participate in any defense undertaken by the Indemnifying Party with legal counsel of their own selection. No settlement or compromise of any claim which may result in a Deficiency may be made by the Indemnifying Party without the prior written consent of the Indemnities unless: (A) prior to such settlement or compromise the Indemnifying Party acknowledges in writing its obligation to pay in full the amount of the settlement or compromise and all associated expenses; and (B) the Indemnities are furnished with security reasonably satisfactory to the Indemnities that the Indemnifying Party will in fact pay such amount and expenses.

                    (b) in the event that the Indemnities assert the existence of any Deficiency against the Indemnifying Party, they shall give written notice to the Indemnifying Party of the nature and amount of the Deficiency asserted. If the Indemnifying Party within a period of fifteen (15) days after the giving of the Indemnities, notice, shall not give written notice to the Indemnities announcing its intent to contest such assertion of the Indemnities (such notice by the Indemnifying Party being hereinafter referred to as the "Contest Notice"), such assertion of the Indemnities shall be deemed accepted and the amount of the Deficiency shall be deemed established. In the event, however, that a Contest Notice is given to the Indemnities within said 15-day period, then the contested assertion of a Deficiency shall be settled by arbitration to be held in San Diego, in accordance with the Commercial Rules of the American Arbitration Association then existing. The determination of the arbitrator shall be delivered in writing to the Indemnifying Party and the Indemnities and shall be final, binding and conclusive upon all of the parties hereto, and the amount of the Deficiency, if any, determined to exist, shall be deemed established.

                    (c) The Indemnities and the Indemnifying Party may agree in writing, at any time, as to the existence and amount of a Deficiency, and, upon the execution of such agreement such Deficiency shall be deemed established.

          9.5        Payment of Deficiencies.
                     -----------------------

                     (a) Notwithstanding the establishment of a Deficiency in accordance with Section 9.4 or any other provision of this Agreement to the contrary, after the Closing, Seller shall not indemnify or otherwise be liable to the Buyer Indemnities except to the extent that the aggregate Deficiencies exceed $100,000 and indemnification shall be made by Seller only to the extent of such excess over $100,000.

                     (b) The Inde g Party hereby agrees to pay the amount of established Deficiencies that satisfy the requirements of Section 9.5(a) within 15 days after the establishment thereof. The amount of such established Deficiencies shall be paid in cash. Any amounts not paid by the Indemnifying Party when due under this Section shall bear interest from and after the due date thereof until the date paid at a rate equal to the lesser of: (a) fifteen percent (15%) per annum; or (b) the highest legal rate permitted by applicable law. At the option of the Indemnities, the Indemnities may offset any established Deficiency or any portion thereof that has not been paid by the Indemnifying Party to the Indemnities against any obligation the Indemnities, or any of them, may have to the Indemnifying Party.

          9.6       Legal Expenses.  As used in this Article IX, the term "Legal
                    --------------
Expenses shall mean any and all fees (whether of attorneys, accountants or other professionals), costs and expenses of any kind reasonably incurred by any person identified herein and its counsel in investigating, preparing for, defending against, or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

          9.7        Compass Claims.
                     --------------

                     (a) To the extent that Compass is in breach of any of the warranties, representations or covenants made by Compass in the Compass Agreement, and said breach causes liabilities, damages, losses or expenses to Buyer, then Seller hereby agrees to indemnity defend, and hold harmless the Buyer Indemnities from, against and in respect of said liabilities, damages, losses or expenses, but subject however to the prerequisites, limitations and restrictions set forth in Section 9.7(b) hereof.

                     (b) Notwithstanding any provision in Section 9.7(a) hereof, Seller shall have no liability or obligation under Section 9.7(a) hereof unless Buyer gives written notice to Seller of an indemnity claim to be asserted by Seller against Compass under Section 9.7(a) hereof, and Buyer advances from time to time all funds necessary for Seller to pursue available remedies against Compass on account of the breach by Compass. Additionally, Seller shall not be obligated to pay anything to the Buyer Indemnities under Section 9.7(a) hereof unless and until Seller has actually received payment from (or on account of) Compass with respect to said Compass breach, and then Seller's payment to the Buyer Indemnities under Section 9.7(a) hereof shall not exceed said payments actually received by Seller for said Compass breach, less any unreimbursed actual costs incurred by Seller to obtain said payment from (or, on account of Compass.
                                    ARTICLE X
                                  MISCELLANEOUS
                                  -------------

          10.1       Termination of Agreement
                     ------------------------

                     (a) This Agreement may be te ted at any time on or pnor to the Closing Date: (i) by the mutual consent of Seller and Buyer; (ii) by any non-defaulting party hereto if within ten (10) days after the date hereof, an application for FCC consent to the assignment of the FCC Authorizations to Buyer and the consummation of the transactions contemplated by this Agreement that is acceptable for filing, subject to reasonable supplementation and modification, has not been filed with the FCC (provided that the non-defaulting party shall have used all reasonable efforts to cooperate in the preparation of such application), and Buyer and Seller have not agreed to an extension of such filing deadline; (iii) by any party hereto if the FCC has denied the approvals contemplated by this Agreement in a Final Order; (iv) by Buyer as provided in
Section 10.9; (v) by Buyer as provided in Section 10.10; (vi) by either party if the Closing has not occurred by March 31, 1997 (the "Final Closing Date"); Provided, that the Final Closing Date may be extended for up to thirty (30) days in Buyer's sole discretion, and any further extensions shall be by mutual consent of the parties hereto.

                     (b) A termination pursuant to this Section 10.1 shall not relieve any party of any liability it otherwise has for a breach of this Agreement.

          10.2       Deposit and Liabilities on Termination or Breach.
                     ------------------------------------------------

                     (a)  If this Agreement is terminated in accordance with
Section 10.1 for any reason other than an FCC Denial (defined below) or other than as a direct result of Buyer's material breach of its obligations hereunder as set forth in subsection (c), the entire Cash Deposit or both Letters of Credit shall be returned to Buyer.

                     (b)  If this Agreement is terminated in accordance with
Section 10.1 only because (i) the FCC has denied the consents contemplated herein or (ii) not otherwise granted the consents contemplated in this Agreement in a Final Order, or (iii) not granted the renewal referenced in Section 7.3, on or before the Final Closing Date, as such date may be extended, as a result of facts or circumstances relating solely to Buyer (an "FCC Denial"), Seller shall be entitled to $500,000 of the Cash Deposit, or to draw on the $500,000 Letter of Credit to compensate Seller for its expenses incurred in pursuing the transaction, and the remaining $2,250,000 Cash Deposit or Letter of Credit shall be returned to Buyer.

                     (c) If the Closing does not occur on or prior to the Final Closing Date because of a material breach by Buyer of its obligations under this Agreement which is not cured by Buyer within thirty (30) days of receipt of notice thereof (and all other closing conditions are satisfied and Seller has fully complied with its obligations hereunder), Seller shall be entitled to the entire $2,750,000 Cash Deposit or to draw on both Letters of Credit as liquidated damages as the sole remedy to Seller for any breach of this Agreement by Buyer. The parties agree that said liquidated damages are a reasonable approximation of estimated damages, but that the actual damages are difficult to delete precisely determine under the applicable circumstances.

                     (d) Seller acknowledges that the Station is of a special, unique and extraordinary character and that damages are inadequate to compensate any breach of this Agreement by Seller. Accordingly, in the event of a material breach by Seller of its representations, warranties, covenants and agreements under this Agreement, Buyer may sue at law for damages or, at Buyer's sole election in addition to any other remedy available to it, Buyer shall be entitled to an injunction restraining any such breach or threatened breach or, subject to obtaining any requisite approval of the FCC, to enforcement of this Agreement by a decree of specific performance requiring Seller to fulfill its obligations under this Agreement.

          10.3       Expenses.  Each party hereto shall bear all of its expenses
                     --------
incurred in connection with the transactions contemplated by this Agreement, including without limitation, accounting and legal fees incurred in connection herewith; provided, however, that (i) Seller and Buyer shall each pay one-half
          -----------------
of any FCC filing fees required to be paid in connection with the FCC applications referred to in Sections 4.4 and 5.2 hereof; (ii) the parties shall bear equally any sales or transfer taxes (including without limitation any real estate transfer taxes) arising from the transfer of the Station Assets to Buyer; (iii) Seller shall be exclusively responsible for the premiums and other costs associated with the issuance of the title insurance policy pursuant to
Section 7.6 insuring Buyer with respect to any interest in any owned Real Property included in the Station Assets; and (iv) Buyer shall pay all costs and expenses relating to establishing and renewing the Letters of Credit; provided, however, that Buyer shall be entitled to deduct from the Purchase Price payable at Closing one-half of the cost of renewing the Letters of Credit on or after the date which is six (6) months after the date of this Agreement if the Closing has not occurred by that date as a result of any act or omission of Seller.

          10.4       Bulk Sales Laws.  Buyer hereby waives compliance with the
                     ---------------
provisions of any applicable bulk sales law, and Seller agrees to indemnify and hold Buyer harmless, in the manner and to the extent provided in Article IX above, from all claims made by creditors with respect to noncompliance with any bulk sales law.

          10.5       Preservation of Records.  Buyer covenants that it will
                     -----------------------
preserve and make available (including the right to inspect and copy at Seller's cost) to Seller, Compass St. Louis, and their attorneys and accountants, for a minimum of three (3) years after the Closing Date and during normal business hours, such of the books, records, files, correspondence, memoranda and other documents transferred pursuant to this Agreement as Seller or Compass St. Louis may reasonably require in connection with any legitimate purpose, including, but not limited to, the preparation of tax reports and returns and the preparation of financial statements.

          10.6       Non-Assignable Contracts.  Nothing contained in this
                     ------------------------
Agreement shall be construed as an assignment or an attempted assignment of any contract which is by law non-assignable without the consent of the other party or parties thereto, unless such consent shall be given.

          10.7       Further Assurances.  From time to time prior to, on and
                     ------------------
after the Closing Date, each party hereto will execute all such instruments and take all such actions as any other party, being advised by counsel, shall reasonably request" without payment of further consideration, in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by Agreement, including without lin-Litation the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the Closing Date, and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

          10.8       Public Announcements.
                     --------------------

                     (a) Prior to the Closing Date, no party shall, without the approval of the other party hereto, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall be so-obligated by law (including without any rotation any required under federal and state securities laws), in which case such party shall give advance notice to the other party and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

                     (b) Notwithstanding the foregoing, the parties acknowledge that the rules and regulations of the FCC require that public notice of the transactions contemplated by this Agreement be made after the application for the FCC's consent (referred to in Sections 4.4 and 3-2) has been filed with the FCC. The form and substance of such public notice, to the extent not dictated by the Communications Act or the rules and regulations of the FCC, shall be mutually agreed upon by Seller and Buyer.

          10.9       Broadcast Transmission Interruptions.  Notwithstanding any
                     ------------------------------------
other provision hereof, if prior to the Closing any event occurs which prevents the broadcast transmission of the Station with substantially full licensed power as described in License and in the manner it has heretofore been operating for more than one (1) hour, Seller shall give prompt written notice thereof to Buyer. If such facilities are not restored so that operation is resumed with substantially licensed power to the metropolitan area served by@ the Station within ten (10) days of such event, or, in the case of more than one event, the aggregate number of days preceding such restorations from all such events is more than fourteen (14) days, or if the Station is off the air more than six (6) times for a period, in each case exceeding five (5) hours, Buyer shall have the right, by giving written notice to Selier of its election to do so, to terminate this Agreement forthwith and to be paid the Deposit without any further obligation of any party hereunder.

           10.10     Risk of Loss.  The risk of loss, damage or destruction to
                     -------------
any of the Station Assets to be transferred to Buyer hereunder from fire or other casualty or cause shall be borne by Seller at all times up the Closing, an it shall be the responsibility of Seller to repair or cause to be repaired and to restore the property to its condition prior to any such loss, damage, or destruction. In the event of any such loss, damage, or destruction, the proceeds of any claim for any loss, payable under any insurance policy with respect thereto, shall be used to repair, replace, or restore any such property to its former condition, subject to the conditions stated below. It is expressly understood and agreed that, in the event of any loss or damage to any of the Station Assets to be transferred hereunder from fire, casualty or other causes prior to the close of business on the day before the Closing Date, Seller shall notify Buyer of same in writing immediately. Such notice shall specify with particularity the loss or damage incurred, the cause thereof (if known or reasonably ascertainable), and the insurance coverage. In the event that the property is not completely repaired, replaced or restored on or before the Closing Date, the Buyer at its sole option: (a) may elect to postpone Closing until such time as the property has been completely repaired, replaced or restored to the reasonable satisfaction of Buyer and, if necessary, Seller shall join Buyer in requesting from the FCC any extensions of time in which to consummate the Closing that may be required in order to complete such repairs,
(b) may elect to consummate the Closing and accept the property in its then condition, in which event Seller shall pay to Buyer all proceeds of insurance and assign to Buyer the right to any unpaid proceeds; or (c) terminate this Agreement and to be paid the Deposit.

          10.11      [Intentionally Omitted].
                     -----------------------

          10.12      Arbitration.  Any controversy or claim arising out of or
                     -----------
relating to this Agreement, or the breach thereof, which is not settled by good faith negotiations between the parties, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American
Arbitration Association ("AAA"), and the procedures set forth below. In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

                     (a)   Location, The location of the arbitration shall be in
                           --------
the County of San Diego, California.

                     (b)   Selection of Arbitrators, The arbitration shall be
                           ------------------------
conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration. Buyer and Seller each shall appoint one neutral arbitrator, and these two arbitrators so selected by the parties shall then select the third arbitrator. If one party has given written notice to the other party as to the identity of the arbitrator appointed by the party, and the party thereafter makes a written demand on the other party to appoint its designated arbitrator within the next ten days, and the other party fails to appoint its designated arbitrator within ten days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

                     (c)  Discovery. Unless the parties mutually agree in
                          ----------
writing to some additional and specific pre-hearing discovery, the only pre-hearing discovery shall be (a) reasonably limited production of relevant and non-privileged documents, and (b) the identification of witnesses to be called at the hearing, which identification shall give the witness's name, general qualifications and position, and a brief statement as to the general scope of the testimony to be given by the witness. The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to the Rules of AAA, the parties may subpoena witnesses and documents for presentation at the hearing.

                     (d)  Case Management.  Prompt resolution of any dispute is
                          ---------------
important to both parties; and the parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

                     (e)  Remedies.  The arbitrators shall follow and apply
                          --------
applicable California law. The arbitrators shall grant such legal or equitable remedy or relief in compliance with applicable law that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided, however, that no punitive damages may be awarded. No court'action may be maintained seeking punitive damages. The decision of any two of the three arbitrators appointed shall be binding upon the parties.

                     (f)  Expenses.  The expenses of the arbitration, including
                          ---------
the arbitrators' fees, expert witness fees, and attomey's fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrators' fees as and when billed by the arbitrators, subject to reimbursement as specified above in this Section Section 10.12(f).

                     (g) Confidentiality.  Except as set forth below, the
                         ---------------
parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders; insurers, government regulators, and others who may be directly affected. Further, if a party is expressly asked by a third party about the dispute or the arbitration, the party may disclose and acknowledge in general and limited terms that there is a dispute with the other party which is being (or has been) arbitrated. Once the arbitration award has become final, if the arbitration award is not promptly satisfied, then these confidentiality provisions shall no longer be applicable.

           (h)       Equitable Court Remedy . Notwithstanding the foregoing, any
                     ----------------------
party may seek and obtain a temporary or preliminary equitable court remedy (e.g., temporary restraining order, preliminary injunction, or specific performance) as may be just, equitable and necessary prior to the time when the arbitrators have been selected and are able to act pursuant to this Section 10.12.

          10.13      Attorneys' Fees.  Subject to the discretion of the
                     ---------------
arbitrators as specified in Section 10.12(f) hereof, any party prevailing in the resolution of any dispute or breach arising with respect to this Agreement shall be entitled to recover from the losing party reasonable attorneys' fees and other expenses incurred in connection therewith. If there is a dispute as to which party is a prevailing or losing party, the arbitrators shall resolve said dispute.

          10.14      Updated Schedules.  Following the execution of this
                     -----------------
Agreement and until the Closing Date, if Seller becomes aware of new information which should be added to the Schedules to make the Schedules accurate, Seller shall do so and deliver the same to Buyer on a prompt basis.

          10.15      Business Records.  After the Closing, Seller and Compass
                     ----------------
St. Louis shall have the right to review and copy the business records concerning the operations of the Station Assets prior to the Closing Date, in order to enable Seller and Compass St. Louis to prepare tax returns and to meet other bona fide internal business needs of Seller and Compass St Louis; provided, however, Seller and Compass St. Louis shall not disclose or use said business records in any way which is detrimental to Buyer's ongoing business operations with the Station Assets.

          10.16      LMA Agreement, Contemporaneously with signing this
                     -------------
Agreement, Seller and Buyer are entering into a time brokerage agreement, also referred to as a local marketing agreement ("LMA") in a form mutually agreeable to Buyer and Seller, which agreement contains representations, warranties, obligations, covenants, indemnities, certifications and other terms and conditions as are necessary and customary in LMAs in the radio broadcasting industry, and which agreement is intended to be economically neutral to Seller such that the fees payable monthly to Seller by Buyer under the LMA shall reimburse Seller for its expenses in operating the Station in accordance with the terms of this Agreement and shall include an additional amount of $300,000 per month, payable monthly in advance, in the nature of interest on the Purchase Price. In the event of any termination of the LMA prior to the Closing of this Agreement, Buyer shall cause to be assigned to Seller all contracts, leases, employment agreements and other rights applicable to the operation of the Stations, so as to enable Seller to continue to operate the Stations in the same format as Buyer was operating under the LMA.

                                   ARTICLE XI

                               GENERAL PROVISIONS
                               ------------------

          11.1       Successors and Assigns.  Except as otherwise expressly
                     ----------------------
provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective representatives, successors and assigns. No party hereto may assign any of its rights or delegate any of its duties hereunder without the prior written consent of the other party, and any such attempted assignment or delegation without such consent shall be void. Notwithstanding the foregoing, Buyer shall have the right to assign its rights under this Agreement prior to Closing to a qualified substitute buyer, or to a qualified intermediary party under the applicable regulations issued pursuant to
Section 1031 of the U.S. Internal Revenue Code, provided that (a) such assignee will assume all obligations of Buyer hereunder, and (b) such assignment will not, in Seller's reasonable judgment, delay in any material way or make more doubtful the grant of FCC consent to the transactions contemplated hereby or the Closing, and (c) both EZ and Buyer guarantee the full and prompt performance and payment of all of the assignee's obligations under this Agreement, by a form of guarantee approved by Seller, which approval will not be withheld unreasonably.

          11.2       Amendments; Waiver. The terms, covenants, representations,
                     ------------------
warranties and conditions of this Agreement may be changed, amended, modified, waived, discharged or terminated only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement

          11.3       Notices.  All notices, requests, demands and other
                     -------
communications required or permitted under this Agreement shall be in writing (which shall include notice by telex or facsimile transrrussion) and shall be deemed to have been duly made and received when personally served, or when delivered by Federal Express or a similar overnight courier service, expenses prepaid, or, if sent by telex, graphic scanning or other facsimile communications equipment, delivered by such equipment, addressed as set forth below:

           (a)       If to Seller, then to:

                     Par Broadcasting Company, Inc.
                     5743 Kearny Villa Road, Suite M
                     San Diego, CA 92123
                     Telecopier No. 619-560-8090

                     Attention: Stephen 0. Jacobs

                     with a copy, given in the manner
                     prescribed above, to:

                     Gray Cary Ware & Freidenrich
                     401 B Street, Suite 1700
                     San Diego, California 92101-4297
                     Telecopier No. 619-236-1048

                     Attention: T. Knox Bell, Esq.

           (b)       If to Buyer, then to:

                     EZ Communications, Inc.
                     10800 Main Street
                     Fairfax, VA 22030-8003
                     Telecopier No. 703-934-1200

                     Attention: Alan Box

                     with a copy, given in the manner
                     prescribed above, to:

                     Hunton & Williams
                     Suite 1700
                     1751 Pinnacle Drive
                     McLean, VA 22102
                     Telecopier No. 703-714-7410

                     Attention: Joseph W. Conroy, Esq.

                     Koteen & Naftalin
                     1150 Connecticut Ave., N.W.
                     Washington, D.C. 20036
                     Telecopier No. 202-467-5915

                     Attention: Anne Swanson

Any party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section providing for the giving of notice.

          11.4      Captions.  The captions of Articles and Sections of this
                    --------
Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

          11.5      Governing Law.  This Agreement and all questions relating to
                    -------------
its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of Caiifornia without giving effect to principles of conflicts of laws.

          11.6      Entire Agreement.  This Agreement, the Exhibits and
                    ----------------
Schedules hereto and the other documents delivered hereunder constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and supersedes all prior agreements, understandings, inducements or conditions, express or implied, oral or written, relating to the subject matter hereof, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof.

          11.7      Parties Benefitted.  Nothing in this Agreement, whether
                    ------------------
express or implied, is intended to confer any benefits, rights or remedies on any person other than the named parties to this Agreement, and their respective permitted successors and assigns. No other person or entity shall have any "third party beneficiary rights" under this Agreement.

          11.8      Execution; Counteparts.  This Agreement may be executed in
                    ----------------------
any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Signatures transmitted by facsimile shall constitute valid and binding signatures.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized signatories, all as of the day and year first above written.

Seller:                                      PAR BROADCASTING COMPANY, INC.

                                             By:/s/ Stephen O. Jacobs
                                                ------------------------
                                                  Its: President
                                                      ------------------


Buyer:                                       PROFESSIONAL BROADCASTING,
                                             INCORPORATED


                                             By:
                                                ------------------------
                                                  Its:
                                                      ------------------

                            TIME BROKERAGE AGREEMENT
                            ------------------------


This Time Brokerage Agreement (the "Agreement") by and between
PROFESSIONAL BROADCASTING, INCORPORATED ("Time Broker") and PAR BROADCASTING COMEPANY, INC. ("Licensee"), recites and provides as follows.

          WHEREAS, Time Broker has contracted to acquire the assets used in the operation of radio stations KEZK-FM and KFNS-AM, serving St. Louis, Missouri (the "Stations"). Following the Commencement Date (as defined below), Licensee will have available broadcasting time and will be engaged in the business of radio broadcasting on the Stations; and

          WHEREAS, Time Broker desires to avail itself of some of the Stations' broadcast time following the Commencement Date;

          NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the parties hereto have agreed and do agree as of the lst day of April, 1996 (the "Commencement Date"), as follows:


                                   WITNESSETH:

          1.   Facilities. Following the Commencement Date, subject to the
               -----------
terms and conditions set forth in this Agreement, Licensee shall broadcast on the Stations, or cause to be broadcast, programs which are presented to it by Time Broker as described in greater detail on Attachment I hereto.
                                              ------------
Notwithstanding the foregoing, Licensee reserves the right to refuse to broadcast any program or programs containing matter which is, or in the opinion of Licensee may be, or which a third party claims to be, violative of any right of its or theirs or which may constitute a personal attack as that term is and has been defined by the Federal Communications Commission (the "FCC"), or which in Licensee's judgment, is, or is likely to be viewed by the FCC as being indecent or obscene. During the term hereof, Licensee shall use reasonable efforts to maintain the ability to deliver its programming to the respective transmitter sites of each of the Stations.

          2.   Payments.  Time Broker shall pay Licensee for broadcast of the
               --------
programs provided hereunder in the amounts, and according to the time schedule, specified in Section I of Attachment II hereto. The failure of Licensee to
                          -------------
demand or insist upon timely payment shall not constitute a waiver of its right to do so.

          3.   Term.  Unless earlier terminated in accordance with the express
               -----
provisions hereof, this Agreement shall continue until the earlier of (i) the date (the "Termination Date") twelve (12) months after the Commencement Date,
(ii) the Closing Date as defined in Section 1.6 of the Purchase Agreement (as defined in Section 21 hereof), and (iii) any termination of the Purchase Agreement.

          4.   Programs.  Time Broker shall furnish or cause to be furnished the
               --------
artistic personnel and material for the programs provided pursuant to this Agreement and all such programs shall be in good taste and in accordance in all material respects with all applicable statutes (including, without limitation, the Communications Act of 1934, as amended (the "Communications Act")) and applicable FCC rules and policies. All programs provided by Time Broker hereunder shall be prepared and presented in conformity, in all material respects, with the standards set forth in Attachment III hereto and shall be
                                          --------------
transmitted by Time Broker at its own cost to Licensee's transmitter site.

          5.   Handling of Mail.  Licensee shall not be required to receive or
               ----------------
handle mail, cables, telegraph or telephone calls in connection with the programs provided by Time Broker hereunder. Time Broker shall promptly advise Licensee of any public or FCC complaint or inquiry known to Time Broker concerning such programming, and shall promptly provide Licensee with copies of any letters to Time Broker from the public concerning the foregoing. Time Broker, in consultation with Licensee, shall timely respond to all such communications as appropriate; provided, however, that in no event shall Time
                               --------  -------
Broker directly communicate with the FCC in relation to any such complaint or inquiry; it being understood and agreed that any and all communications to the
         -- ----------------
FCC during the term of this Agreement shall be made exclusively by Licensee.

6.        Prorgamming and Operating, Standards and Practices.
          --------------------------------------------------

          6.1       Compliance with Standards.  Time Broker shall adhere in all
                    -------------------------
material respects to the standards set forth in Attachment III hereto with
                                                --------------
respect to the Stations' programming and operations and shall comply with all applicable statutes and FCC requirements with respect to such programming and operations. If, in the judgment of Licensee, Time Broker does not adhere in all material respects to such standards, Licensee may suspend or cancel any specific program not in compliance, and Time Broker will endeavor to provide substitute programming therefor. From and after the Commencement Date, Time Broker shall perform its obligations hereunder in all material respects in a commercially reasonable manner consistent with industry standards.

          6.2       Equipment and Expenditures.  All transmitting equipment
                    --------------------------
necessary for broadcasting by the Stations shall be maintained by Licensee in a condition consistent with good engineering practice and in compliance in all material respects with the applicable rules, regulations and technical standards of the FCC. All capital expenditures reasonably required to maintain the current technical quality for the Stations' signal shall be made at the sole expense of Licensee in a timely fashion. Licensee shall retain control over, and responsibility for, all facilities, physical plant and transmitting equipment used in the operation of the Stations.

          6.3       FCC Compliance.  Time Broker shall maintain and deliver to
                    --------------
Licensee all records and information required by the FCC to be placed in the public inspection files of the Stations pertaining to the broadcast of political programming and advertisements, in accordance with the provisions of Sections 73.1943 and 73.3526 of the FCC's rules, and to the broadcast of sponsored programming addressing political issues or controversial subjects of public importance, in accordance with the provisions of Section 73.1212 of the FCC's rules. Time Broker also shall consult with Licensee and adhere strictly to all of Licensee's policies and directives concerning, and all applicable statutes and the rules, regulations and policies of the FCC as announced from time to time, with respect to, the carriage of political advertisements and programming (including, without limitation, the rights of candidates and, as appropriate, others to "equal opportunities" and the carriage of contrasting points of view as mandated by any "fairness" rules with respect to such "issue-oriented" advertising or programming as may be broadcast) and the charges permitted therefor. Time Broker shall provide to Licensee such documentation relating to such programming as Licensee shall request, and shall indemnify Licensee for any claim, demand, cost or expense (including reasonable attorneys' fees) arising from the broadcast of any such material on the Stations during the term of this Agreement.

          7.        Responsibility for Employees and Expenses.
                    -----------------------------------------

                                   (a)   Time Broker shall employ and be
responsible for the salaries, taxes, insurance and costs related to all personnel used in the production of its programming, and Licensee shall bear the same responsibility with respect to all personnel used in the production of its programming. Licensee also shall provide and be responsible for the expenses of the Stations and personnel necessary to fulfill its obligations hereunder and to transmit Time Broker's programs, and will be responsible for the salaries, taxes, insurance and related costs for all such personnel and operations.

                                   (b)   Time Broker shall pay for all costs
associated with its program production, and Time Broker shall be solely responsible for payment of any and all copyright license fees attributable to its programming broadcast on the Stations pursuant to this Agreement, to the extent that the programming of the Broker to be broadcast on the Stations requires any copyright licenses other than those to be secured by Licensee under Licensee's music performance rights license agreements with ASCAP and BMI (and, if applicable, SESAC). Licensee agrees to maintain music performance rights licenses issued by ASCAP and BMI as now are or hereinafter may be in general use by radio broadcasting stations. In the event that Time Broker is required to obtain its own separate performance rights licenses from ASCAP, BMI or SESAC, Time Broker shall promptly enter into such license agreements and pay the required license fees to each of such performance rights societies. In the event that ASCAP, BMI or SESAC require Time Broker to execute and deliver an addendum to the music licensing agreement which such performance rights organization has with Licensee, Time Broker shall promptly execute and deliver same to ASCAP, to BMI and to SESAC, and shall promptly deliver to Licensee copies of all such executed documents. Each party shall indemnify and hold the other party harrnless from all costs and liabilities imposed on it under this
Section 7.

                                    (c)  Licensee shall be responsible for
paying all direct operating costs of the Stations' "Broadcasting Facilities" (as defined below), including, but not limited to, the following:

           (i) All mortgage and real estate tax payments in connection with the real property owned by Licensee which is used as the transmitter and antenna site for each of the Stations;

           (ii) Utility bills for utility services for the Stations' BroadcastinR Facilities;

           (iii) system maintenance costs for Licensee's telephone system equipment and Licensee's local exchange telephone service costs at the Stations' main studios and at the Stations' transmitter site;

           (iv) Maintenance of the transmitting facilities of the Stations and of all other Broadcasting Facilities equipment required by the FCC for the operation of the Stations' Broadcasting Facilities in compliance with the rules and policies of the FCC;

          (v) Costs of equipment repairs and supplies for the Broadcasting Facilities;

          (vi) Costs of engineering or technical personnel necessary to assure compliance with FCC rules and policies, and maintenance and repair of the Stations' Broadcasting Facilities; and

          (vii) All insurance premiums for liability and casualty insurance coverage of the Stations' Broadcasting Facilities.

          As used herein, the term "Broadcasting Facilities" means and includes
                                   ------------- ----------
all facilities, equipment and property used in connection with the operations of the Stations to broadcast programming including, without limitation, the transmitting facilities, antenna facilities, microwave links (including studio-transmitter links), and studio equipment necessary to maintain broadcast capability from the Stations' main studios.

          8.         Operation of Station.  Notwithstanding anything to the
                     --------------------
contrary in this Agreement, Licensee shall retain full authority and power with respect to the operation of the Stations during the term of this Agreement, and shall take any and all steps necessary to faithfully and continuously do so throughout the term of this Agreement. Licensee shall maintain: all licenses, contracts, leases and other agreements necessary to maintain the technical operation of the Broadcasting Facilities of the Stations during the term hereof in accordance with the express provisions of this Agreement. Licensee further agrees and acknowledges that its responsibility to retain control is an essential element of the continuing validity and legality of this Agreement. Without limiting the generality of the provisions of Section 7, Licensee shall provide and pay for (a) its General Manager(s) for the Stations, who shall report solely to, and be accountable solely to, Licensee and who shall direct the day-to-day operations of the Stations, (b) one additional full-time employee, and (c) such other engineering and programming costs and expenses as are necessary to fulfill its obligations under this Agreement. Licensee shall retain control over each of the Stations, including, without limitation, full control over the personnel, programming and finances of each of the Stations, and control over the policies and operations of the Stations, including, without limitation, the right to decide whether to accept or reject any progranunmg or advertisements, the right to preempt, in whole or in part, any program in order to broadcast a program deemed by Licensee to be of greater national, regional or local interest, and the right to take any other actions necessary to comply with the laws of the United States, the State of Missouri and the rules, regulations, and policies of the FCC, including the rules regarding the prohibition of unauthorized transfers of control. Licensee shall be responsible for meeting all applicable operating requirements with respect to its local public service broadcast obligations.

          9.   Special Events.  Licensee reserves the right, in its sole
               --------------
discretion and without liability to Time Broker, to preempt any of Time Broker's programs, and to use part or all of the time contracted for by Time Broker hereunder to broadcast events of special importance. In all such cases, Licensee will use its best efforts to give Time Broker reasonable notice of its intention to preempt such broadcast or broadcasts, and, in the event of such preemption, Time Broker shall receive from Licensee the payment credit specified in Section 2 of Attachment II hereto for the preempted broadcast or broadcasts.
                -------------

          10.  Force Majeure.  No failure or impairment (ie., failure to
               -------------                             ---
broadcast at the Stations' full authorized height and power) of the facilities of the Stations or any delay or interruption in broadcast programs, or failure at any time to furnish facilities, in whole or in part, for broadcasting, due to acts of God, strikes or threats thereof or force majeure or due to other causes beyond the reasonable control of Licensee shall constitute an Event of Default under this Agreement. Licensee shall not be liable to Time Broker with respect to any such failure or impairment, except to the extent of allowing in each such case an appropriate payment credit to Time Broker for time or broadcasts not provided, based upon a pro rata adjustment to amounts due as specified in
Section 2 of Attachment II hereto in accordance with the length of time during
             -------------
which the failure or impairment exists.

          11.  Rights in Programs.  The right to use the programs to be
               ------------------
furnished hereunder by Time Broker and to authorize their use in any manner and in any media whatsoever shall be, and remain, vested in Time Broker, subject, however, to the rights of others (including, without limitation, copyright rights, trademark and service mark rights and other intellectual property rights) in and to the programs.

          12.  Payola; Plugola.  Time Broker shall execute and deliver to
               ---------------
Licensee an annual Payola Affidavit, substantially in the form attached hereto as Attachment IV. Time Broker agrees that neither it nor its employees or
   -------------
agents will accept any gift, gratuity or other consideration from any party for the playing of records, the presentation of any programming or the broadcast of any conunercial announcement over the Stations without such broadcast being announced as sponsored. No commercial message, plug or undue reference shall be made in any programming presented over the Stations to any business venture, profit-making activity or other interest (other than non-commercial announcements or bona fide charities, church activities or other public service activities) without such broadcast being announced as sponsored.

          13.   Compliance with Law. Each party shall comply with all laws and
                ---------------------
regulations applicable to the conduct of its business and the broadcast of its programming.

          14.   [Intentionally Omitted]

          15.   Events of Default.  Except as expressly set forth in Section 10,
                       ----------
the following, after the expiration of the applicable cure periods specified in
Section 15.6, shall constitute Events of Default under the Agreement:

                     15.1 Non Payment.  Time Broker's failure to timely pay the
                          -----------
consideration provided for in Section 2 hereof;

                     15.2 Default in Covenants.  Time Broker's or Licensee's
                          --------------------
material default in the observance or performance of any covenant, condition or agreement contained herein; or

                     15.3 Breach of Representation.  Time Broker's or Licensee's
                          ------------------------
material breach of any representation or warranty made by it herein, or in any certificate or document furnished pursuant to the provisions hereof, which shall prove to have been false or misleading in any material respect as of the time made or furnished.

                     15.4 Default Under Related-Agreements.  The occurrence of
                          --------------------------------
an Event of Default under the Purchase Agreement with respect to either party.

                     15.5 Insolvency; Bankruptcy; Receivership.
                          ------------------------------------

                          (a)  If either party shall (1) fail to pay generally
its debts as they become due, (2) commence a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, (3) consent or fail to object to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for such party or any substantial part of such party's property, or to the taking possession by any such official of any substantial part of the property of such party, or (4) make any assignment for the benefit of creditors,

                          (b)  The entry of (1) any decree or order for relief
by a court having jurisdiction over either party or its property in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, (2) any decree or order for appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official for either party or any substantial part of such party's property, or
(3) any decree or order for the termination or liquidation of any of the affairs of either party and any such entry shall continue unstayed and in effect for 60 days; or

                          (e)  If either party shall fail within 60 days after
the commencement of any proceedings against it under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, to have such proceedings dismissed or stayed.

                     15.6 Cure Periods.  An Event of Default pursuant to
                          ------------
Sections 15.1 through 15.4 hereof, inclusive, shall not be deemed to have occurred until thirty (30) days (or five (5) days in the case of a monetary default under Section 15.1 hereof, provided that an Event of Default shall be deemed to have occurred upon the occurrence of three (3) consecutive instances of a monetary default under Section 15.1) after the non-defaulting party has provided the defaulting party with written notice specifying the event or events that if not cured would constitute an Event of Default, and such an event of default has not been cured. With respect to a non-monetary default, this period will be extended for an additional period not to exceed thirty (30) days if the defaulting party has been unable to cure the Event of Default in such period despite its reasonably diligent efforts to do so. This period may be extended (in writing only, and only by the non-defaulting party in its sole discretion) for an additional reasonable period of time if the defaulting party is acting in good faith to cure and such delay is not materially adverse to the other party.

                     16.  Termination.
                          -----------

                          16.1 Termination for Default.  Either party may
                               -----------------------
terminate this Agreement without payment of any termination fee upon the occurrence of an uncured Event of Default with respect to the other party by giving the other party written notice of such termination. In the event of a termination by Time Broker pursuant to this Section 16. 1, which termination results from Licensee's unjustified refusal to broadcast Time Broker's programming in accordance with Section 1 herein, Time Broker shall be entitled to receive from Licensee the amount set forth in Section 3 of Attachment II, not
                                                              -------------
as a penalty but as liquidated damages for Licensee's breach. In the event of a termination by Licensee pursuant to this Section 16. 1, Licensee shall be entitled to receive from Time Broker the amount set forth in Section 3 of Attachment II, not as a penalty but as liquidated damages for Time Broker's
- - ----------
breach.


                          16.2 Termination Without Cause.  Either party may
                               -------------------------
terminate this Agreement without cause by giving ninety (90) days' advance written notice to the other party and by tendering to the other party the "Termination Fee" specified in Section 3 of Attachment II hereto.
                                            -------------

                          16.3 Termination for Chanee in FCC Rules or Policies.
                               -----------------------------------------------
The parties believe that the terms of this Agreement meet all of the requirements of current FCC policy for brokerage agreements and agree that they shall negotiate in good faith to meet any FCC concern with respect to it if they are incorrectly interpreting current FCC policy or if that policy is modified. If the parties cannot agree within a reasonable time to a modification or modifications reasonably deemed necessary by either party to meet FCC requirements, either party may terminate this Agreement without payment of any termination fee by giving the other party written notice of termination.

                          16.4 Termination for Closing under or Termination of
                               -----------------------          --------------
liability for Purchase Agreement.  This Agreement shall immediately terminate
              -------- ---------
without payment of any termination fee by either party upon the occurrence of the Closing under the Purchase Agreement or upon any termination of the Purchase Agreement.

                          16.5 Events Upon Termination or Expiration.
                               -------------------------------------

                               (a)  Upon any termination or expiration hereof,
(i) Licensee shall be under no further obligation to make available to Time Broker any further broadcast time or broadcast transmission facilities and all amounts accrued or payable to Licensee up to the date of termination which have not been paid shall immediately become due and payable by Time Broker, (ii) Time Broker shall be responsible for debts and obligations of Time Broker resulting from the use of air time and transmission facilities including, without limitation, accounts payable and net barter balances, but not for Licensee's federal, state, local and other tax liabilities associated with Time Broker's payments hereunder or for other payments to Licensee, and (iii) in the event that this Agreement or the Purchase Agreement is terminated prior to the Closing under the Purchase Agreement, Time Broker shall assign to Licensee and Licensee shall assume the Assigned Contracts (as defined in Section 30) that remain in effect (or that have been renewed, extended or replaced on substantially similar terms). on the date of such termination or expiration (provided that Time Broker has procured the necessary consents to such reassignment) together with all agreements between Time Broker and others for the sale of broadcast time on the Stations for cash at reasonable market rates in effect on such date. With respect to any contract assigned to Licensee pursuant to this Section 16.5(a), all expenses and income arising under such contracts shall -be prorated between Licensee and Time Broker as of the date on which such contracts are assigned to Licensee (the "Proration Date") in a manner such that the operation of the Stations on and before the Proration Date shall be for the account of Time Broker and, thereafter for the account of Licensee.

                               (b) No expiration or termination hereof shall
limit or impair any party's rights to receive payments due and owing hereunder on or before the effective date of such termination.

                               (C) Notwithstanding any termination hereof, the
parties shall continue to be bound by their respective obligations under the Purchase Agreement.

                               (d) Accounts Receivable.  Upon any termination of
                                   -------------------
this Agreement prior to the Closing under the Purchase Agreement, the following provisions shall apply:

                                   (i)   Assignment, Collection Period.  On the
                                         -----------------------------
effective date of termination (the "Termination Date"), except for termination upon the Closing of the Purchase Agreement, Time Broker will assign and turn over to Licensee, for collection only, all accounts receivable owing to Time Broker as of the Termination Date from or related to the advertising sold by Time Broker in the Programming furnished by Time Broker for broadcast on the Stations (the "Receivables"). Such assignment shall be accompanied by a schedule of all such Receivables. Licensee shall use such efforts as are reasonable and in the ordinary course of business (but without responsibility to institute legal or collection proceedings), but in all events consistent with Licensee's own business practices, to collect such Receivables during the one hundred twenty (120) day period following the Termination Date (the "Collection Period"). Licensee shall hold the proceeds collected from such Receivables in trust for Time Broker, without any rights of setoff, and shall remit to Time Broker all Receivables actually collected, together with a schedule thereof, on the first and fifteenth of each month during the Collection Period, commencing with the month during which the Termination Date occurs. Within five (5) days after the end of the Collection Period, Licensee shall, without recourse, reassign and turn back over to Time Broker any Receivable which shall not have been collected by Licensee during the Collection Period.

                                   (ii)  Disputed Amounts.  In the event
                                         ----------------
Licensee is advised by an account debtor that such account debtor refuses or declines to pay a Receivable because the account debtor contends that the amount is not owed or is incorrect (a "Disputed Account"), Licensee shall promptly so notify Time Broker. Licensee may then, at its option, either (i) without recourse, re-assign and turn such Disputed Account back over to Time Broker, in which case Licensee shall have no further responsibility therefor, or (ii) with Time Broker's consultation and written approval, cancel, adjust or re-bill and seek collection of the Disputed Account in accordance with the procedures set forth in this Section 16.5(d).

                                   (iii) Time Broker's Efforts.  Except with
                                         ---------------------
respect to a Disputed Account which has been reassigned to Time Broker, Time Broker shall make no effort to collect any Receivable during the Collection Period.

                                   (iv) Common Accounts.  During the Collection
                                        ---------------
Period, if Licensee receives a payment from an advertiser who (i) has placed advertising on the Stations both prior to and after the Termination Date, and
(ii) has been invoiced both as a Receivable and as an account receivable of Licensee (a "Common Account"), such payment shall be applied to the oldest outstanding balance due from that advertiser. Following expiration of the Collection Period, if such payment is directed to a Receivable, Licensee shall forward the proceeds of such payment directly to Time Broker.

          17.        Modification and Waiver.  No modification or waiver of any
                     -----------------------
provision of this Agreement shall in any event be effective unless the same shall be in writing signed by the party against whom the waiver is sought to be enforced, and then such waiver and consent shall be effective only in the specific instance and for the purpose for which given.

          18.  No Waiver; Remedies Cumulative.  No failure or delay on the part
               ------------------------------
of Licensee or Time Broker in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or an abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Licensee and Time Broker herein provided are cumulative and are not exclusive of any rights or remedies which they may otherwise have.

          19.  Construction. This Agreement shall be construed in accordance
               ------------
with the laws of the State of California without reference to conflict of laws principles, and the obligations of the parties hereto are subject to all federal, state or municipal laws or regulations now or hereafter in force and to the regulations of the FCC and all other governmental bodies or authorities presently or hereafter duly constituted.

          20.  Representations, Warranties and Covenants of the Parties.
               --------------------------------------------------------

          20.1 Representations, Warranties and Covenants of Time Broker.  Time
               --------------------------------------------------------
Broker hereby represents, warrants and covenants to Licensee as set forth in this Section 20.1.

               20.1.1   Corporate Organization. Time Broker is a corporation
                        ----------------------
duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

               20.1.2   Authorization, Enforceability.  This Agreement has been
                        -----------------------------
duly executed and delivered by Time Broker, and Time Broker has the full right, power, authority and legal capacity to enter into, and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby, and no other corporate or other proceedings on the part of Time Broker are necessary to authorize the execution or delivery of this Agreement or the transactions provided for hereby. With respect to Time Broker, this Agreement is valid, binding and enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy and other laws applicable to creditors or by general principles of equity.

               20.1.3  No Consent, etc.  No consent, license, approval or
                       ---------------
authorization of, or exemption by, or filing, restriction or declaration with, any governmental authority, bureau, agency or regulatory authority is required in connection with the execution, delivery, validity or enforceability of this Agreement, except that Time Broker must file a copy of this Agreement with the FCC within thirty (30) days of execution.

               20.1.4  No Breach.  The execution and delivery by Time Broker of
                       ---------
this Agreement, the consummation by Time Broker of the transactions contemplated hereby, and compliance by Time Broker with the terms hereof, does not and will not:

                       (i) violate or result in the breach of or contravene any of the terms, conditions or provisions of, or constitute a default under, Time Broker's articles of incorporation, bylaws or other organization documents, or, to the best of Time Broker's knowledge, in any material respect, any law, regulation, order, writ, injunction, decree, determination or award of any court, governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to Time Broker or its assets and properties; or

                       (ii) result in prohibited action under any term or provision of, the material breach of any term or provision of, the termination of, or the acceleration or permitting the acceleration of the performance required by the terms of, or constitute a default under or require the consent of any party to any loan agreement, indenture, mortgage, deed of trust or other contract, agreement or instrument, to which Time Broker is a party or by which it is bound; or

                       (iii) cause the suspension or revocation of any authorization, consent, approval or license currently in effect with respect to Time Broker.

               20.1.5  Actions and Proceedings.  There are no actions, suits,
                       -----------------------
investigations or proceedings pending against Time Broker or, to the knowledge of Time Broker, threatened in any court or before any arbitrator, governmental department, commission, bureau, board, agency or instrumentality, domestic or foreign, to restrain or prohibit, or to obtain damages, a discovery order or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

          20.2  Representations, Warranties and Covenants of Licensee.  Licensee
                -----------------------------------------------------
hereby represents, warrants and covenants to Time Broker as set forth in this
Section 20.2.

                  20.2.1 Organization; Good Standing.  Licensee (i) is a
                         ---------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of California; (ii) is qualified to do business in and is in good standing under the laws of the State of Missouri; and (iii) has all requisite corporate power and authority to own and operate the Assets, (as defined in Section 1.1 of the Purchase Agreement) to carry on its business as now being conducted, to enter into this Agreement. and to perform its obligations hereunder.

                  20.2.2 Authority.  Licensee has the full right and authority
                         ---------
to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions provided for herein. All required corporate action with respect to Licensee has been taken to approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Licensee and constitutes the valid and binding obligation of Licensee, enforceable against Licensee in accordance with its terms, except as such enforceability may be limited by bankruptcy and similar laws affecting the rights of creditors generally and general principles of equity.

                  20.2.3 No Breach or Violation.  The execution and delivery by
                         ----------------------
Licensee of this Agreement, the consununation by Licensee of the transactions contemplated hereby, and compliance by Licensee with the terms hereof, does not and will not:

                         (i)violate or result in the breach of or contravene any
of the terms, conditions or provisions of, or constitute a default under, Licensee's articles of incorporation, bylaws or other organizational documents, or, to the best of Licensee's knowledge, in any material respect, any law, regulation, order, writ, injunction, decree, determination or award of any court, governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to Licensee or its assets and properties; or result in prohibited action under any term or provision of, the material breach of any term or provision of, the termination of, or the acceleration or permitting the acceleration of the performance required by the terms of, or constitute a default under or require the consent of any party to any loan agreement, indenture, mortgage, deed of trust or other contract, agreement or instrument, to which Licensee is a party or by which it is bound; or

                         (iii)cause the suspension or revocation of any
authorization, consent, approval or license currently in effect with respect to Licensee.

          20.2.4         Approvals.  No authorizations, approvals or consents
                         ---------
from any goverm-nental or regulatory authorities or agencies are necessary to permit Licensee to execute and deliver this Agreement and to perform its obligations hereunder, except that Time Broker must file a copy of this Agreement with the FCC within thirty (30) days of execution.

          20.2.5         No Litigation.  There are no actions, suits,
                         -------------
investigations or proceedings pending or, to the best of Licensee's knowledge, threatened against or affecting the Assets, in any court or before any arbitrator, or before or by any governmental department commission, bureau, board, agency or instrumentality, domestic or foreign, which, if adversely determined, would materially impair the ability of Licensee to perform its obligations hereunder or would materially impair or hinder the ability or right of Time Broker to operate the Stations after the Conu'nencement Date in the manner heretofore operated by Licensee.

          20.2.6          Contracts.
                          ---------

                          (a)       Schedule 1. I (d) to the Purchase Agreement
accurately and completely lists all of the leases, contracts and agreements (including trade and barter agreements) to which Licensee is a party with respect to the Stations (the "Contracts"). Exhibit A accurately and completely lists all of the leases, contracts and agreements (including trade and barter agreements) to which Licensee is a party with respect to the Stations and which Time Broker has agreed to assume pursuant to Section 30 of this Agreement; it
                                                                           --
being understood, that the parties shall not assign and assume those Contracts
- - ----------------
directly relating to the operation of the Broadcasting Facilities of the Stations in accordance with Section 7 above. Licensee has performed all of its duties and obligations under each of the Contracts in all material respects, the failure to perform which would have a material adverse effect on the business, operations or financial condition of the Station. There are no material defaults under any of the Contracts by Licensee or, to the best of Licensee's knowledge, by any other party, or any events, which with notice, the passage of time or both, would constitute a material default under any of the Contracts. All Contracts are in full force and effect and are valid and enforceable in accordance with their respective terms. Except as shown on Exhibit A, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby does or will result in a breach or default under, or permit any party to modify any obligations under, or cause or permit any termination, cancellation or loss of benefits under, any of the Contracts, except for breaches or defaults under Contracts which by their terms prohibit assignment or require any consent to assignment. True and complete copies of all of the Contracts have been delivered by Licensee to Time Broker.

          20.2.7         [INTENTIONALLY OMITTE]
                          ---------------------

          20.2.8          Accuracy of Information Furnished.  No statement by
                          ---------------------------------
Licensee contained in this Agreement or in any Schedule or Exhibit hereto contains any material untrue statement of a material fact, or omits to state any material fact which is necessary to make the statements contained herein, in light of the circumstances under which they were made, not materially misleading.

          20.2.9          Employees.  From and after the Commencement Date,
                          ---------
Licensee shall use all reasonable efforts to make its employees at the Stations available to Time Broker for employment following the Commencement Date, and will not offer to any of Licensee's employees at the Stations the opportunity to work at any other stations owned or operated by Licensee or its affiliates. Licensee shall satisfy, or make provision for the satisfaction, in full of all of its obligations to such employees accruing before the Commencement Date. The continued employment by Time Broker of Licensee's former employees who are employed by Time Broker after the Commencement Date shall not be deemed termination of employment of such employees for purposes of any policy, plan, program or agreement of Licensee that provides for the performance of severance, salary continuation or similiar benefits.

          20.2.10         Condition of Equipment. All transmitting equipment
                          ----------------------
necessary for broadcasting by the Stations is in good working order and fit for its intended purpose, normal wear and tear excepted.

          20.2.11         Compensation of Employees. Licensee has made available
                          -------------------------
to Time Broker all available information concerning the respective levels of annual compensation of each of Licensee's full time employees ("Employees") at the Stations.

          21.   Asset Purchase Agreement.  Contemporaneously with the execution
                ------------------------
and delivery hereof, Licensee and Time Broker have executed and delivered to each other an asset purchase agreement (the "Purchase Agreement") regarding the purchase by Time Broker of all of the assets of Licensee used or useable in the operation of the Stations.

          22.   Headings. The headings contained in this Agreement are included
                --------
for convenience only and no such heading shall in any way alter the meaning of any provision.

          23.   Successors and Assigns. The terms of this Agreement shall be
                ----------------------
enforceable and binding upon, and inure to the benefit of the parties hereto, their heirs, successors and assigns. No party shall assign its interest under this Agreement, without the written consent of the other party except that Time Broker may assign its rights and obligations under this Agreement to any affiliate under common control with Time Broker, provided that any such assignee agrees to assume all of Time Broker's obligations hereunder and agrees to be bound by all of the terms and conditions hereof and provided that Time Broker or its parent EZ Communications, Inc., shall be liable for the full and timely performance of its obligations hereunder following any such assignment.

          24.   Counterpart Signatures. This Agreement may be signed in one or
                ----------------------
more counterparts, each of which shall be deemed a duplicate original, binding on the parties hereto notwithstanding that the Parties are not signatory to the same original or the same counterpart.

          25.   Notices.  Any notice required hereunder shall be in writing and
                -------
any payment, notice or other communications shall be deemed given when delivered personally, or mailed by certified mail or Federal Express (or similar express courier), postage prepaid, with return receipt requested, and addressed in accordance with Attachment V hereto or such other address as either party may
           -----------------
designate in writing to the other as its address for notices hereunder.

          26.   Entire Agreement.  This Agreement (including the Attachments and
                ----------------
the Purchase Agreement) embodies the entire agreement between the parties and there are no other agreements, representations, warranties, or understandings, oral or written, between them with respect to the subject matter hereof. No alteration, modification or change of this Agreement shall be valid unless evidenced by like written instrument sioned by each party hereto.

          27.   Severability.    If any provision contained in this Agreement is
                ------------
held to be invalid, illegal or unenforceable, this shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had not been contained herein.

          28.   No Joint Venture.  The parties agree that nothing herein shall
                ----------------
constitute a joint venture between them. The parties acknowledge that call letters, trademarks and other intellectual property shall at all times remam the property of the respective parties and that neither party shall obtain any ownership interest in the other party's intellectual property by virtue of this Agreement.

          29.   Accounts Receivable Assignment. The parties acknowledge that
                ------------------------------
Licensee shall retain sole ownership of its accounts receivable arising from the operation of the Stations prior to the Commencement Date. Time Broker shall act as Licensee's agent to collect such accounts receivable as specified in Section 1.5(b) of the Purchase Agreement.

          30.   Assignment and Assumption of Contracts. Concurrently with the
                --------------------------------------
execution and delivery hereof, Time Broker and Licensee have executed and delivered to each other an Assigrnnent and Assumption of Contracts (the "Assignment Agreement") in the form attached as Attachment VI, pursuant to which
                                                -------------
Licensee has assigned its rights, and Time Broker has assumed Licensee's obligations, under certain agreements to which Licensee is a party (the "Assigned Contracts"). In the event of termination of this Agreement prior to the Closing Date under the Purchase Agreement, Time Broker shall reassign its rights under the Assigned Contracts to Licensee as provided for in Section 16.5(a) herein.

          31.   Political Advertising. Time Broker shall cooperate with Licensee
                ---------------------
as Licensee complies with the political broadcasting requirements of the Cormnunications Act and the FCC's rules and policies thereunder. Time Broker shall supply such information promptly to Licensee as may be necessary to comply with the lowest unit charge requirements of Section 315 of the Communications Act. To the extent that Licensee believes necessary in Licensee's sole discretion, Time Broker shall release advertising availabilities to Licensee to permit it to comply with its reasonable access provisions of Section 312(a)(7) of the Communications Act and the equal opportunities provision of Section 315 of the Communications Act, and the rules and policies of the FCC thereunder-provided, however, that all revenues realized by Licensee as a result of such a
- - --------  -------
release of advertising time by Time Broker shall promptly be remitted to Time Broker. In any event, with respect to the Stations, Licensee shall oversee and take ultimate responsibility with respect to the provision of equal opportunities, lowest unit charge, and reasonable access to political candidates, and compliance with the political broadcast rules and policies of the FCC.

          32.   Prorations; Billings.
                --------------------

                32.1 Prorations. Operations of the Stations and the income,
                     ----------
expenses and liabilities attributable thereto through 12:01 a.m. on the Commencement Date shall be for the account and the responsibility of Licensee. Other than as specifically stated in this Agreement, all income, expenses and liabilities attributable to programming furnished by Time Broker for broadcast on the Stations after 12:01 a.m. on the Commencement Date shall be for the account of Time Broker. Within sixty (60) days after the Commencement Date, Licensee and Time Broker shall deliver to each other statements reflecting the various prorated items, including, but not limited to, prepaid expenses and revenues, telephone charges, and unearned or prepaid barter transactions, accrued vacations, and pay any respective balances due from either excess net expenses or net revenues.

                32.2 Billing. Licensee shall perform an end of schedule billing
                     -------
as soon as practicable after the Commencement Date, but not later than 30 days after the Commencement Date, in order to facilitate future billing by Time Broker.

           33. Cooperation.  Each party will cooperate with the other with
               -----------
respect to establishing and attaining the strategic and operational goals of the Stations. Without limiting the generality of the foregoing, the parties shall share mutually beneficial research and other information regarding the Stations and shall attend such meetings as may be reasonably called and convened by one of the parties in furtherance of the best interests of the Stations.

          34.  Survival.  The representations and warranties of the parties
               --------
hereunder shall survive until March 26, 1997.

          35.  Indemnification.
               ---------------

               35.1  Indemnification by Time Broker.  Time Broker (an
                     ------------------------------
"Indemnifying Party shall indemnify, defend, protect and hold harmless Licensee and its affiliates (an "Indemnified Party"), from and against all losses, liabilities, obligations, damages, costs and expenses (including reasonable attorneys' fees) ("Losses"), which directly or indirectly result from, or arise in connection with: (a) any breach of any representation or warranty made by Time Broker in this Agreement or in any document, certificate or other instrument delivered by or on behalf of Time Broker pursuant hereto (collectively "Time Broker Documents"), (b) any breach by Time Broker of any covenant set forth in this Agreement or in any Time Broker Document to be performed by Time Broker; provided that, notwithstanding anything herein to the contrary, in no event shall this Section 35.1 cover any obligation or liability not assumed by Time Broker under this Agreement or for which Time Broker is to be indemnified by Licensee under Section 35.2 below, or (c) any claim regarding the operations of the Stations after the Commencement Date (except for claims arising from the acts or omissions of Licensee or Licensee's failure to comply with the Communications Act or the rules and policies of the FCC where Time Broker's acts or omissions have not contributed to Licensee's failure or alleged failure to comply with the Communications Act or the FCC's rules and policies).

          The parties anticipate that a claim for indemnification may be made under more than one of subsections (a) through (c) of this Section 35. 1; in any such case, each such clause and sub-clause shall be independently effective to provide Time Broker and its affiliates with a right to indemnification.

          35.2       Indemnification by Licensee.  Licensee (an "Indemnifying
                     ---------------------------
Party"), shall indemnify, defend, protect and hold harmless Time Broker and its affiliates (an "Indemnified Party"), from and against all losses, liabilities, obligations, damages, costs and expenses (including reasonable attorneys' fees) ("Losses'), which directly or indirectly result from or arise in connection with: (a) any breach of any representation or warranty made by Licensee in this Agreement or in any document, certificate or other instrument delivered by or on behalf of Licensee pursuant hereto (collectively, "Licensee Documents"), (b) any breach of any covenant set forth in this Agreement or in any Licensee Document to be performed by Licensee, (c) any of the liabilities of Licensee not assumed by Time Broker under this Agreement (including, without limitation, any claims made by or liabilities to employees of Licensee who are not hired by Time Broker), or (d) all claims, liabilities and obligations of Licensee that existed (or that arise after the Commencement Date out of events or conditions that existed or had occurred) prior to the Commencement Date whether or not reflected on Schedules or Exhibits to this Agreement regardless of whether there has been any breach of representation, warranty or disclosure as to any of the same, other than claims, liabilities or obligations specifically assumed by Time Broker pursuant to the Purchase Agreement or the Assignment Agreement delivered by Time Broker to Licensee.

          The parties anticipate that a claim for indemnification may be made under more than one of subsections (a) through (d) of this Section 35.2; in any such case, each such clause and sub-clause shall be independently effective to provide Time Broker and its affiliates with a right to indemnification.

          35.3       Notice and Procedure.  Whenever any claim shall arise for
                     --------------------
indemnification hereunder, each Indemnified Party shall notify the Indemnifying Party of such claim in writing promptly and in no case later than ninety (90) days after such Indemnified Party has actual knowledge of the facts constituting the basis for such claim; each Indemnified Party shall also so notify the Indemnifying Party promptly and in! no case later than fifteen (15) days after the commencement of any legal proceedings with respect to any such claim. The failure to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to any Indemnified Party to the extent the Indemnifying Party is not prejudiced as a proximate result of such failure.
Such notice shall specify all facts known to such Indemnified Party giving rise to the indemnification sought and the amount or an estimate of the amount of the obligation or liability arising therefrom. Such notice shall also include photocopies of all relevant communications received from third party claimants and their attorneys. The right of such Indemnified Party to indemnification hereunder and the estimated amount thereof, as set forth in such notice, shall be deemed agreed to by the Indemnifying Party unless, within sixty (60) days after such notice is given, such Indemnified Party is notified in writing that the Indemnifying party disputes the right to indemnification as set forth or estimated in such notice, in which case the parties shall endeavor to settle and compromise such dispute and, if they fail to settle and compromise the dispute within sixty (60) days, they shall submit the same to binding arbitration under the auspices of, and in accordance with the conunercial rules of, the American Arbitration Association, or they shall resolve the dispute by such other mechanisms to which they mutually agree. Any such arbitration shall be conducted in Washington, D. C.

          35.4    Third Party Claims.  If the facts giving rise to any
                  ------------------
indemnification provided for herein shall involve any actual or threatened claim or demand by any person other than a party to this Agreement or its successors or permitted assigns (a "Third Party") against any Indemnified Party or any possible claim by an Indemnified Party against any Third Party, the Indemnifying Party shall be entitled, upon its election, by written notice given to the Indemnified Party as soon as reasonably practicable and in any case within thirty (30) days after the date on which notice of the claim or demand is given to the Indemnifying Party (without prejudice to the right to such Indemnified Party to participate at its expense through counsel of its own choosing), to assume the defense or prosecution of such claim and any litigation resulting therefrom at its expense and through counsel of its own choosing; provided, however, that if by reason of the claim of such Third Party a lien, attachment, garnishment or execution is placed upon any of the property or assets of such Indemnified Party, the Indemnifying Party, if it desires to exercise its right to defend or prosecute such claim or litigation, shall furnish an indemnity bond or other form of security reasonably satisfactory to the Indemnified Party to obtain the prompt release of such lien, attaclunent, garnishment or execution. - If the Indemnifying Party assumes the defense or prosecution of any such claim or litigation, it shall take all steps necessary in the defense, prosecution or settlement of such claim or litigation. In any such suit, action or proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the parties shall have mutually agreed to the retention of such counsel or (ii) the named parties to such suit, action or proceeding (including any impleaded parties) shall include an Indemnified Party and an Indemnifying Party and the representation of both parties by the same counsel would present a conflict of interest as reasonably determined by counsel to the Indemnified Party. The Indemnifying Party shall not be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party may settle any claim without the consent of any Indemnified Party, but only if the sole relief awarded is money damages that are paid in full by the Indemnifying Party and either (i) the consent to the entry of any judgment or settlement includes as an unconditional term thereof the giving to the Indemnified Party of a release from all liability in respect to such claim or litigation or (ii) the litigation against the Indemnified Party is dismissed with prejudice; otherwise, the Indemnifying Party may not settle any claim against an Indemnified Party without the consent of the Indemnified Party, which consent shall not unreasonably withheld or delayed. The parties shall cooperate in the defense or prosection of any such claim or litigation. If the Indemnifying Party shall not assume the defense or prosecution of any such claim or litigation, the Indemnified Party may defend against or prosecute such claim or litigation in such manner as it may deem appropriate and may settle such claim or litigation, after giving written notice thereof to the Indemnifying Party, on such terms as such Indemnified Party

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
may deem appropriate; and the Indemnifying Party will promptly reimburse such Indemnified Party for the Losses incurred as a result of such settlement. If no settlement of such claim or litigation is made, the Indemnifying Party shall promptly reimburse such Indemnified Party for the amount of any judgment rendered with respect to such claim or such litigation and for all expenses, legal and other, incurred by such Indemnified Party in connection with any such judgment for which the Indemnified Party has been so reimbursed pursuant hereto, provided, however, that if such judgment is appealable and such Indemnified Party notifies the Indemnifying Party of its intention not to appeal, the Indemnifying Party may prosecute such appeal, at its sole cost and expense and subject to the obligations set forth herein.

          35.5      Indemnity Payments.  Each amount determined to be payable by
                    ------------------
an Indemnifying Party to an Indemnified Party under the terms hereof ("Indemnity") shall be paid in cash to the Indemnified Party within thirty (30) days after the date on which the Indemnifying Party is notified in writing of the amount of such Indemnity, as finally determined in accordance with the terms hereof. Each such notice shall contain an itemization of the damages, expenses, costs and liabilities comprising the Indemnity, certified to be true and correct by the Indemnified Party or its legal representative.

          35.6      Purchase Agreement.  In the event any claim for indemnity
                    ------------------
under this Section 35 is also a claim for indemnity under the Purchase Agreement, then the provisions in the Purchase Agreement shall control, supersede and replace the provisions of this Section 35 with respect to such claim.

    36.   FCC Certification.  Licensee hereby certifies that it will maintain
          ---
ultimate control over the Stations' facilities, including specifically control over station finances, personnel, and programming. Time Broker hereby certifies that this Agreement complies with 47 C.F.R. Sec. Sec. 73.3555(a)(1).

                            [SIGNATURE PAGE FOLLOWS.]



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
          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              PROFESSIONAL BROADCASTING, INCORPORATED.

                              By:
                                 -------------------------------
                                 Alan Box
                                 President



                              PAR BROADCASTING COMPANY, INC.

                              BY: /s/ Steven O. Jacobs
                                 -------------------------------
                                 Steven O. Jacobs
                                 President